Exhibit 4.5
[EXECUTION COPY]

CREDIT AGREEMENT
Dated as of August 16, 2007
among
SYMETRA FINANCIAL CORPORATION,
as the Borrower,
BANK OF AMERICA, N.A.,
as Administrative Agent, Swing Line Lender and Issuing Lender,
and
THE OTHER LENDERS PARTY HERETO
JPMORGAN CHASE BANK, N.A.,
as Syndication Agent
and
THE BANK OF NEW YORK,
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD. NEW YORK BRANCH,
and
U.S. BANK, NATIONAL ASSOCIATION
as Co-Documentation Agents
and
BANC OF AMERICA SECURITIES LLC,
as Sole Lead Arranger and Sole Book Manager

1.	DEFINITIONS		1

	1.1.	Defined Terms	1
	1.2.	Other Definitional Provisions	22
	1.3.	Letter of Credit Amounts	22
	1.4.	Rounding	23
	1.5.	Times of Day	23

2.	AMOUNT AND TERMS OF COMMITMENTS		23

	2.1.	Revolving Credit Commitments	23
	2.2.	Procedure for Revolving Credit Borrowing	23
	2.3.	Swing Line Commitment	24
	2.4.	Procedure for Swing Line Borrowing; Refunding of Swing Line Loans	25
	2.5.	Repayment of Loans; Evidence of Debt	27
	2.6.	Facility Fee, etc	28
	2.7.	Termination or Reduction of Revolving Credit Commitments	28
	2.8.	Prepayments	29
	2.9.	Conversion and Continuation Options	29
	2.10.	Maximum Number of Eurodollar Loans	30
	2.11.	Interest Rates and Payment Dates	30
	2.12.	Computation of Interest and Fees	31
	2.13.	Inability to Determine Interest Rate	31
	2.14.	Pro Rata Treatment and Payments	32
	2.15.	Requirements of Law	34
	2.16.	Taxes	35
	2.17.	Compensation for Losses	37
	2.18.	Illegality	37
	2.19.	Change of Office	38
	2.20.	Replacement of Lenders under Certain Circumstances	38
	2.21.	Increase in Commitments	38
	2.22.	Extension of Revolving Credit Termination Date	39

3.	LETTERS OF CREDIT		41

	3.1.	L/C Commitment	41
	3.2.	Procedure for Issuance and Amendment of Letter of Credit	41
	3.3.	Drawings and Reimbursements; Funding of Participations	42
	3.4.	Repayment of Participations	44
	3.5.	Obligations Absolute	45
	3.6.	Role of Issuing Lender	45
	3.7.	Cash Collateral	46
	3.8.	Applicability of ISP98 and UCP	46
	3.9.	Fees and Other Charges	47
	3.10.	Conflict with Issuer Documents	47

4.	CONDITIONS PRECEDENT		47

	4.1.	Conditions to Closing	47

iv

	4.2.	Conditions to Closing and Each Extension of Credit	48

5.	REPRESENTATIONS AND WARRANTIES		49

	5.1.	Financial Statements	49
	5.2.	Corporate Existence; Compliance with Law	50
	5.3.	Corporate Power; Authorization; Enforceable Obligations	50
	5.4.	No Legal Bar	50
	5.5.	No Material Litigation	51
	5.6.	Ownership of Property; Liens	51
	5.7.	Intellectual Property	51
	5.8.	Taxes	51
	5.9.	Federal Regulations	51
	5.10.	ERISA	51
	5.11.	Investment Company Act; Other Regulations	52
	5.12.	Use of Proceeds	52
	5.13.	Accuracy of Information, etc	52
	5.14.	Insurance Regulatory Matters	52
	5.15.	Indebtedness and Liens	53
	5.16.	Taxpayer Identification Number	53

6.	AFFIRMATIVE COVENANTS		53

	6.1.	Financial Statements	53
	6.2.	Certificates; Other Information	55
	6.3.	Payment of Obligations	56
	6.4.	Conduct of Business and Maintenance of Existence, etc	56
	6.5.	Maintenance of Property; Insurance	56
	6.6.	Inspection of Property; Books and Records; Discussions	56
	6.7.	Notices	57
	6.8.	Taxes	58
	6.9.	Use of Proceeds	58
	6.10.	Further Assurances	58

7.	NEGATIVE COVENANTS		58

	7.1.	Financial Condition Covenants	58
	7.2.	Limitation on Indebtedness	59
	7.3.	Limitation on Liens	60
	7.4.	Limitation on Changes in Fiscal Periods	61
	7.5.	Limitation on Lines of Business	61

8.	EVENTS OF DEFAULT		61

	8.1.	Events of Default	61
	8.2.	Remedies Upon Event of Default	63

9.	THE ADMINISTRATIVE AGENT		64

	9.1.	Appointment	64

v

	9.2.	Delegation of Duties	64
	9.3.	Liability of Administrative Agent	64
	9.4.	Reliance by Administrative Agent	65
	9.5.	Notice of Default	65
	9.6.	Credit Decision; Disclosure of Information by Administrative Agent	66
	9.7.	Indemnification of Administrative Agent	66
	9.8.	Administrative Agent in its Individual Capacity	67
	9.9.	Successor Administrative Agent	67
	9.10.	Administrative Agent May File Proofs of Claim	68
	9.11.	Guarantee and Collateral Matters	68
	9.12.	Other Agents; Arrangers and Managers	69

10.	MISCELLANEOUS		69

	10.1.	Amendments, Etc	69
	10.2.	Notices; Effectiveness; Electronic Communication	71
	10.3.	No Waiver; Cumulative Remedies	73
	10.4.	Survival of Representations and Warranties	73
	10.5.	Attorney Costs and Expenses	74
	10.6.	Indemnification	74
	10.7.	Successors and Assigns	75
	10.8.	Adjustments; Set-off	81
	10.9.	Counterparts	81
	10.10.	Severability	81
	10.11.	Integration	82
	10.12.	GOVERNING LAW	82
	10.13.	SUBMISSION TO JURISDICTION; WAIVERS	82
	10.14.	WAIVERS OF JURY TRIAL	83
	10.15.	No Advisory or Fiduciary Responsibility	83
	10.16.	Confidentiality	84
	10.17.	Accounting Changes	84
	10.18.	USA PATRIOT Act Notice	85
	10.19.	Interest Rate Limitation	85

SCHEDULES:

1	Commitment Schedule
1A	Existing Letters of Credit
5.3	Consents, Authorizations, Filings and Notices
10.2	Notice Addresses

EXHIBITS:

A	Form of Compliance Certificate
B-1	Form of Borrowing Request
B-2	Form of Swing Line Loan Notice
C-1	Form of Revolving Credit Note
C-2	Form of Swing Line Note
D	Form of Exemption Certificate
E	Form of Closing Certificate
F	Form of Legal Opinion of Cravath, Swaine & Moore
G	Form of Assignment and Assumption
H	Form of Instrument of Accession
I	Form of Extension Request

CREDIT AGREEMENT
     This CREDIT AGREEMENT, dated as of August 16, 2007, among (i) SYMETRA FINANCIAL CORPORATION, a Delaware corporation (the “Borrower”), (ii) each lender from time to time party hereto (collectively, the “Lenders”), and (iii) BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and the Issuing Lender.
PRELIMINARY STATEMENTS
     The Borrower has requested that the Lenders provide a revolving credit facility, and the Lenders are willing to do so on the terms and conditions set forth herein.
     In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
1. DEFINITIONS
               1.1. Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.
               “Act” has the meaning specified in Section 10.18.
               “Act of 1934” means the Securities Exchange Act of 1934 and the regulations issued thereunder.
               “Additional Commitment Lender” has the meaning specified in Section 2.22.
               “Administrative Agent” means Bank of America, N.A., in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent appointed in accordance with Section 9.9.
               “Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.2, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.
               “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
               “Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

               “Agent-Related Persons” means the Administrative Agent, together with its Affiliates (including, Bank of America, N.A. in its capacity as the Administrative Agent and Banc of America Securities LLC in its capacity as the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.
               “Agreement” means this Credit Agreement, as amended, restated, extended, supplemented or otherwise modified from time to time.
               “Annual Statement” means the annual statutory financial statement of any Insurance Subsidiary required to be filed with the Department of its jurisdiction of incorporation or organization, which statement shall be in the form required by such Insurance Subsidiary’s jurisdiction of incorporation or organization or, if no specific form is so required, in the form of financial statements permitted by such Department to be used for filing annual statutory financial statements and shall contain the type of information permitted or required by such Department to be disclosed therein, together with all exhibits or schedules filed therewith.
               “Applicable Margin” means, from time to time, the applicable percentage per annum, based upon the Debt Rating as set forth below:

Pricing
Level	Debt Rating	Applicable Margin
I	A-/A3	0.190%
II	BBB+/Baa1	0.275%
III	BBB/Baa2	0.360%
IV	BBB-/Baa3	0.430%
V	<BBB-/Baa3	0.600%
          “Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “Debt Ratings”) of the Borrower’s non-credit-enhanced, senior unsecured long-term debt; provided that (a) if the respective Debt Ratings issued by the foregoing rating agencies differ by one level, then the Pricing Level for the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level I being the highest and the Debt Rating for Pricing Level V being the lowest); (b) if there is a split in Debt Ratings of more than one level, then the Pricing Level that is one level lower than the Pricing Level of the higher Debt Rating shall apply; and (c) if the Borrower does not have any Debt Rating, Pricing Level V shall apply.
               The Applicable Margin in effect from the Closing Date through the first Business Day immediately following the date the first Compliance Certificate is delivered to the Administrative Agent pursuant to Section 6.2(b), shall be the Applicable Margin set forth in Pricing Level III. Thereafter, each change in the Applicable Margin resulting from a publicly announced change in the Debt Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.
               “Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time used by the Issuing Lender, which shall not be inconsistent with this Agreement or impose additional obligations on the Borrower.
               “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
               “Arranger” means Banc of America Securities LLC, in its capacity as lead arranger and sole book manager.
               “Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
               “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.7(b)), and accepted by the Administrative Agent, substantially in the form of Exhibit G or any other form approved by the Administrative Agent.
               “Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel.
               “Available Revolving Credit Commitment” means, with respect to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Credit Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding.
               “Base Rate” means, for any day, a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America, N.A. as its “prime rate.” The “prime rate” is a rate set by Bank of America, N.A. based upon various factors including Bank of America, N.A.’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America, N.A. shall take effect at the opening of business on the day specified in the public announcement of such change.
               “Base Rate Loans” means Loans for which the applicable rate of interest is based upon the Base Rate.
               “Benefited Lender” has the meaning specified in Section 10.8.

               “Berkshire Hathaway” means, Berkshire Hathaway Inc., or an Affiliate thereof.
               “Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).
               “Borrower Materials” has the meaning specified in Section 6.2(e).
               “Borrower” has the meaning specified in the preamble hereto.
               “Borrowing Date” means any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.
               “Borrowing Request” means a notice of (a) a borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Loans pursuant to Sections 2.2 or 2.9 which, if in writing, shall be substantially in the form of Exhibit B-1.
               “Business Day” means (i) with respect to any borrowing, payment or rate selection of Eurodollar Loans, a day (other than a Saturday or Sunday) on which banks generally are open in New York City for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in Dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in New York City for the conduct of substantially all of the commercial lending activities, and interbank wire transfers can be made on the Fedwire system.
               “Capital Lease Obligations” means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
               “Capital and Surplus” means, as of any date, (a) as to any Insurance Subsidiary domiciled in the United States, the total surplus as regards to policyholders (or any successor line item description that contains the same information) as shown in its Annual Statement or Interim Statement, or an amount determined in a consistent manner for any date other than one as of which an Annual Statement or Interim Statement is prepared and (b) as to any other Insurance Subsidiary, the equivalent amount (determined in good faith by the Borrower).
               “Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock or share capital of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

               “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Lender and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Issuing Lender (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings.
               “Change of Control” means (a) the acquisition of beneficial ownership, directly or indirectly, by any Person or group (within the meaning of the Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), other than the Permitted Holders, of Capital Stock representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Borrower (or, if the Permitted Holders own 30% or more of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Borrower, a percentage greater than such percentage of ownership), or (b) the occupation, within a period of two years commencing after the IPO, of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated. For the avoidance of doubt, none of the Capital Stock held by the Permitted Holders, shall be included as being owned by a Person or group when determining whether such Person or group has met the 30% threshold set forth in clause (a).
               “Closing Certificate” means a certificate substantially in the form of Exhibit E.
               “Closing Date” means the first date on which all the conditions precedent in Section 4.1 are satisfied or waived in accordance with Section 10.1.
               “Code” means the Internal Revenue Code of 1986, as amended from time to time.
               “Commitments” means, collectively the Revolving Credit Commitments, the Swing Line Commitment, the L/C Commitment or as the context may require, any such Commitment.
               “Commonly Controlled Entity” means an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 (a) (14) of ERISA or that is treated as a single employer with the Borrower under Section 414 of the Code.
               “Compensation Period” has the meaning specified in Section 2.14(e)(ii).
               “Compliance Certificate” means a certificate duly executed by a Responsible Officer on behalf of the Borrower substantially in the form of Exhibit A.
               “Conditional Common Equity” means convertible preferred equity issued by the Borrower or any of its Subsidiaries which will convert to common equity of the

Borrower or any of its Subsidiaries upon shareholder approval (provided that such shareholder approval is obtained within the period required by the terms thereof).
               “Consolidated Net Worth” means, as at any date, the sum of all amounts that would, in conformity with GAAP be included on a consolidated balance sheet of the Borrower and its consolidated Subsidiaries under stockholders’ equity at such date, plus minority interests in Subsidiaries, as determined in accordance with GAAP; provided, however, that in calculating Consolidated Net Worth as at any date, there shall be excluded for purposes of the calculation of Consolidated Net Worth any effects resulting from (a) SFAS 115 or (b) the application of FIN 46R.
               “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.
               “Debt” means indebtedness for borrowed money.
               “Debt Rating” has the meaning specified in the definition of “Applicable Margin.”
               “Debtor Relief Laws” the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions, domestic or foreign, from time to time in effect and affecting the rights of creditors generally.
               “Default” means any of the events specified in Section 8.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
               “Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans or participations in the L/C Obligations required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such failure has been cured, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due unless the subject of a good faith dispute or unless such failure has been cured or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.
               “Default Rate” has the meaning specified in Section 2.11(c).
               “Department” means, with respect to any Insurance Subsidiary, the insurance commissioner or other Governmental Authority of such Insurance Subsidiary’s jurisdiction of incorporation or organization.
               “Dollars” and “$” means lawful currency of the United States of America.

               “Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.7(b)(iii), (v), (vi), (vii) and (viii) (subject to such consents, if any, as may be required under Section 10.7(b)(iii)).
               “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, injunctive or equitable relief, fines, penalties or indemnities), of the Borrower or any of its Subsidiaries resulting from or based upon (a) a violation of any environmental law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) human exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
               “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
               “Eurodollar Loans” means Loans for which the applicable rate of interest is based upon the Eurodollar Rate.
               “Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Loan being made, continued or converted by Bank of America, N.A. and with a term equivalent to such Interest Period would be offered by Bank of America, N.A.’s London branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 A.M. (London time) two Business Days prior to the commencement of such Interest Period.
               “Excluded Taxes” has the meaning specified in Section 2.16(a).
               “Existing Credit Agreement” means that certain Credit Agreement, dated as of June 14, 2004, among the Borrower (as successor in interest to Occum Acquisition Corp.,), the several banks and other financial institutions or entities from time to time parties thereto, and Bank of America, N.A., as administrative agent.
               “Existing Letters of Credit” means those letters of credit set forth on Schedule 1A.
               “Existing Revolving Credit Termination Date” has the meaning specified in Section 2.22.

               “Extending Lender” has the meaning specified in Section 2.22.
               “Extension Request” has the meaning specified in Section 2.22.
               “Event of Default” means any of the events specified in Section 8.1, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
               “Facility Fee Rate” means, from time to time, the applicable percentage per annum based upon the Debt Rating as set forth below:

Pricing
Level	Debt Rating	Facility Fee Rate
I	A-/A3	0.060%
II	BBB+/Baa1	0.075%
III	BBB/Baa2	0.090%
IV	BBB-/Baa3	0.120%
V	<BBB-/Baa3	0.150%
The Facility Fee Rate in effect from the Closing Date through the first Business Day immediately following the date the first Compliance Certificate is delivered to the Administrative Agent pursuant to Section 6.2(b), shall be the Facility Fee Rate set forth in Pricing Level III. Thereafter, each change in the Facility Fee Rate resulting from a publicly announced change in the Debt Rating shall be effective, in the case of an upgrade, during the period commencing on the date of delivery by the Borrower to the Administrative Agent of notice thereof pursuant to Section 6.7(b)(iii) and ending on the date immediately preceding the effective date of the next such change and, in the case of a downgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.
                    “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America, N.A. on such day on such transactions as reasonably determined by the Administrative Agent.

               “Fee Letter” means, that certain letter agreement dated as of July 17, 2007 by and between the Borrower, the Administrative Agent and Banc of America Securities LLC.
               “FIN 46R” means FASB Interpretation No. 46, “Consolidation of Variable Interest Entities,” and its revision by the Financial Accounting Standards Board.
               “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in revolving credit facilities and similar extensions of credit in the ordinary course of its business.
               “Fundamental Change” means any of (a) the Borrower consolidating or amalgamating with or merging into any other Person, (b) the Borrower failing to preserve, renew and keep, in full force and effect, its corporate existence, (c) the Borrower, directly or indirectly through one or more of its Subsidiaries, conveying or transferring the properties and assets of the Borrower and its Subsidiaries (taken as a whole for the Borrower and its Subsidiaries) substantially as an entirety (other than to the Borrower or one or more of its Subsidiaries), or (d) the Borrower liquidating, winding up or dissolving itself, other than, in the case of clauses (a) through (d), any such transaction or transactions the sole purpose of which is to change the domicile of the Borrower (in any such redomiciliation (x) the surviving, amalgamated or transferee entity shall expressly assume, by an agreement reasonably satisfactory to the Administrative Agent, the obligations of the Borrower to be performed or observed hereunder and deliver to the Administrative Agent such corporate authority documents and legal opinions as the Administrative Agent shall reasonably request, (y) the surviving, amalgamated or transferee entity shall succeed to, and be substituted for, and may exercise every right and power of, the Borrower under this Agreement with the same effect as if such surviving, amalgamated or transferee entity had been named as the Borrower herein and (z) the surviving, amalgamated or transferee entity shall be organized under the laws of the United States of America, any state thereof or the District of Columbia).
               “GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time and set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof.
               “Governmental Authority” means any nation or government, any state or other political subdivision thereof whether state or local and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing, including any board of insurance, insurance department or insurance commissioner.

               “Granting Lender” has the meaning specified in Section 10.7(h).
               “Guarantee Obligation” means as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.
               “Hazardous Materials” means all explosive or radioactive substances or wastes, hazardous or toxic substances or wastes, pollutants, solid, liquid or gaseous wastes, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls (“PCBs”) or PCB-containing materials or equipment, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any environmental law.
               “Hedge Agreements” means all interest rate swaps, caps or collar agreements or similar arrangements entered into by the Borrower or its Subsidiaries providing for protection against fluctuations in interest rates or currency exchange rates or otherwise providing for the exchange of nominal interest obligations, either generally or under specific contingencies.
               “Increase Effective Date” has the meaning specified in Section 2.21(b).
               “Indebtedness” means, as to any Person at any date, without duplication, all of the following, whether or not included as Indebtedness or liabilities in accordance with GAAP (a) all Debt of such Person, (b) all obligations of such Person for the deferred purchase price of Property or services (other than trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit, bank guarantees, surety bonds or similar facilities, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire, defease or otherwise acquire for value any Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of any of the foregoing, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation and (j) for the purposes of Section 8.1(h) only, all obligations of such Person in respect of Hedge Agreements entered into in the ordinary course of business and not for speculative purposes.
               “Indemnified Liabilities” has the meaning specified in Section 10.6.
               “Indemnitees” has the meaning specified in Section 10.6.
               “Information” has the meaning specified in Section 10.16.
               “Insolvency” means with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.
               “Insolvent” means pertaining to a condition of Insolvency.
               “Instrument of Accession” has the meaning specified in Section 2.21.
               “Insurance Regulations” means any Law, directive or order applicable to an insurance company.
               “Insurance Regulator” means any Person charged with the administration, oversight or enforcement of any Insurance Regulation.
               “Insurance Subsidiary” means any Subsidiary which is required to be licensed by any Department as an insurer or reinsurer and each direct or indirect Subsidiary of such Subsidiary.
               “Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, arising under Laws, including, without limitation, copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.
               “Interest Payment Date” means (a) as to any Base Rate Loan, the first Business Day of each of January, April, July and October and the last day of the Revolving Credit Commitment Period, (b) as to any Eurodollar Loan, the last day of each Interest Period applicable to such Loan and the last day of the Revolving Credit Commitment Period; provided, however, that if any Interest Period for a Eurodollar Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates, and (c) as to any Loan (other than a Base Rate Loan), the date of any repayment or prepayment made in respect thereof.
               “Interest Period” means, as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months (or, unless unavailable to any Lender, nine or twelve months) thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months (or, unless unavailable to any Lender, nine or twelve months) thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:
     (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
     (ii) any Interest Period in respect of the Loans that would otherwise extend beyond the Revolving Credit Termination Date shall end on the Revolving Credit Termination Date; and
     (iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period.
               “Interim Statement” means any interim statutory financial statement or financial report (whether quarterly, semiannually or otherwise) of any Insurance Subsidiary required to be filed with the Department of its jurisdiction of incorporation or organization, which statement or report shall be in the form required by such Insurance Subsidiary’s jurisdiction of incorporation or organization or, if no specific form is so required, in the form of financial statements or financial reports permitted by such

Department to be used for filing interim statutory financial statements or financial reports and shall contain the type of information permitted or required by such Department to be disclosed therein, together with all exhibits or schedules filed therewith.
               “IPO” means an initial public offering by the Borrower of its common stock pursuant to an effective S-1 Registration Statement under the Securities Act of 1933, as amended.
               “ISP” means with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).
               “Issuer Documents” means with respect to any Letter of Credit, the Application, and any other document, agreement and instrument entered into by the Issuing Lender and the Borrower (or any Subsidiary) or by the Borrower (or any Subsidiary) in favor of the Issuing Lender and relating to any such Letter of Credit.
               “Issuing Lender” means Bank of America, N.A. and any other Lender from time to time designated by the Borrower as an Issuing Lender, with the consent of such Lender and the Administrative Agent.
               “Laws” means any law, treaty, rule, regulation or order of an arbitrator or a court or other Governmental Authority.
               “L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Revolving Credit Percentage.
               “L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a borrowing.
               “L/C Commitment” means $50,000,000, as the same may be reduced from time to time pursuant to Section 2.7.
               “L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof or the increase of the amount thereof.
               “L/C Fee Payment Date” means the first Business Day of each of January, April, July and October and the last day of the Revolving Credit Commitment Period.
               “L/C Obligations” means, at any time, an amount equal to the sum of (a) the aggregate amount available to be drawn under all outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.3. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.3. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
               “L/C Participants” means, with respect to any Letter of Credit, the collective reference to all of the Lenders, other than the Issuing Lender that issued such Letter of Credit.
               “Lenders” has the meaning specified in the preamble hereto.
               “Letters of Credit” means any letters of credit issued hereunder and shall include the Existing Letters of Credit.
               “License” means any license, certificate of authority, permit or other authorization which is required to be obtained from any Governmental Authority in connection with the operation, ownership or transaction of insurance or reinsurance business.
               “Lien” means any mortgage, pledge, security interest, encumbrance, charge or security interest of any kind.
               “Loan” means any loan made by any Lender to the Borrower pursuant to this Agreement, including any Revolving Credit Loan and any Swing Line Loan made by the Swing Line Lender.
               “Loan Documents” means this Agreement, the Applications, the Notes, any Instrument of Accession executed hereunder pursuant to Section 2.21 and any Extension Request executed pursuant to Section 2.22.
               “Majority Lenders” means the holders of more than 50% of the Total Revolving Extensions of Credit (or, if no such Revolving Extensions of Credit are outstanding, prior to any termination of the Revolving Credit Commitments, the holders of more than 50% of the Total Revolving Credit Commitments). The Revolving Credit Commitment in effect (or, when applicable, Revolving Extensions of Credit outstanding) of any Defaulting Lender shall be excluded for purposes of any vote of Majority Lenders.
               “Mandatory Convertible Securities” means equity securities or subordinated debt securities (which subordinated debt securities, if issued by the Borrower, will include subordination to the obligations of the Borrower hereunder), issued by the Borrower or one of its Subsidiaries which (i) are not (w) Mandatory Redeemable Securities (other than Qualified Securities) or (x) Conditional Common Equity and (ii) provide, pursuant to the terms thereof, that the issuer of such securities (or an affiliate of such issuer) may cause (without the payment of additional cash consideration by the issuer thereof) the conversion or exchange of, or has agreed to convert or exchange, such securities to or for equity securities of the Borrower or one of its Subsidiaries upon the occurrence of a certain date or of certain events. A Mandatory

Convertible Security that is also a Qualified Security shall be treated as a Mandatory Convertible Security.
               “Mandatory Redeemable Securities” means debt or equity securities (other than Conditional Common Equity, so long as such Conditional Common Equity may not be required, by the holder thereof, to be repurchased or redeemed during the period provided for shareholder approval of conversion pursuant to the terms of such Conditional Common Equity) issued by the Borrower or one of its Subsidiaries which either (i) are subordinated debt securities (which subordinated debt securities, if issued by the Borrower, will include subordination to the obligations of the Borrower hereunder), or (ii) provide, pursuant to the terms thereof, that such securities must be repurchased or redeemed, or the holder of such securities may require the issuer of such securities to repurchase or redeem such securities, upon the occurrence of a certain date or of certain events.
               “Material Adverse Effect” means, a material adverse effect on (a) the business, assets, property or financial condition of the Borrower and its Subsidiaries taken as a whole, or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights and remedies of the Administrative Agent and the Lenders hereunder or thereunder.
               “Material Insurance Subsidiary” means any Insurance Subsidiary (whether existing on or acquired or formed after the Closing Date) having Capital and Surplus equal to 10% or more of the Consolidated Net Worth of the Borrower as of the most recent Annual Statement or Interim Statement of such Insurance Subsidiary.
               “Maturity Extension Date” has the meaning specified in Section 2.22.
               “Maximum Rate” has the meaning specified in Section 10.19(a).
               “Moody’s” means Moody’s Investors Service, Inc. (or any successor thereto).
               “Multiemployer Plan” means a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
               “NAIC” means the National Association of Insurance Commissioners or any successor thereto, or in the absence of the National Association of Insurance Commissioners or such successor, any other association, agency or other organization performing advisory, coordination or other like functions among insurance departments, insurance commissioners and similar Governmental Authorities of the various states of the United States towards the promotion of uniformity in the practices of such Governmental Authorities.
               “Non-Excluded Taxes” has the meaning specified in Section 2.16(a).
               “Non-Extending Lender” has the meaning specified in Section 2.22.

               “Non-Regulated Operating Subsidiary” means each Subsidiary of the Borrower engaged directly (as opposed to indirectly through the ownership of Capital Stock of a Person engaged in a Principal Business) in a Principal Business, whether now owned or hereafter acquired, which is not an Insurance Subsidiary.
               “Non-U.S. Lender” has the meaning specified in Section 2.16(d).
               “Note” means any promissory note, including any revolving credit note or swing line note, made by the Borrower in favor of a Lender evidencing any Loan, substantially in the forms of Exhibit C-1 and C-2, as the case may be and as any such Note may be amended, restated, supplemented, modified or replaced from time to time.
               “Notice Date” has the meaning specified in Section 2.22.
               “Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
               “Participant” has the meaning specified in Section 10.7(d).
               “PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).
               “Permitted Holders” means collectively, Berkshire Hathaway and White Mountains.
               “Permitted Liens” means (a) any Lien upon Property to secure any part of the cost of development, construction, alteration, repair or improvement of such Property, or Debt incurred to finance such cost; (b) any extension, renewal or replacement, in whole or in part, of any Lien referred to in the foregoing clause (a); (c) any Lien relating to a sale and leaseback transaction; (d) any Lien in favor of the Borrower or any Subsidiary granted by the Borrower or any Subsidiary in order to secure any intercompany obligations; (e) mechanic’s, materialmen’s, carriers’ or other like Liens arising in the ordinary course of business (including construction of facilities) in respect of obligations which are not due or which are being contested in good faith; (f) any Lien arising in connection with any legal proceeding which is being contested in good faith; (g) Liens for taxes not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings; (h) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Debt and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person; (i) pledges or deposits under workers’ compensation Laws, unemployment insurance Laws or similar social security legislation; (j) any pledge or deposit to secure performance of letters of credit, bank guarantees, bids, leases, statutory obligations, surety and appeal bonds, performance bonds or other obligations of a like nature in the ordinary course of business; (k) any interest or title of a lessor under any lease entered into in the ordinary course of business; (l) Liens on assets of any Insurance Subsidiary securing (i) short-term Debt (i.e. with a maturity of less than one year when issued, provided that such Debt may include an option to extend for up to an additional one year period) incurred to provide short-term liquidity to facilitate claims payments in the event of catastrophe, (ii) Debt incurred in the ordinary course of its business or in securing insurance-related obligations (that do not constitute Debt) and letters of credit issued for the account of any such Subsidiary in the ordinary course of its business or in securing insurance-related obligations (that do not constitute Debt) or (iii) insurance-related obligations (that do not constitute Debt); (m) Liens on the assets of any mutual fund Subsidiary securing Debt incurred to provide short-term (i.e. not anticipated to be outstanding for more than one year when incurred) liquidity to facilitate redemption payments by such mutual fund Subsidiary; and (n) Liens securing the obligations hereunder.
               “Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
               “Plan” means at a particular time, any employee pension benefit plan that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
               “Platform” has the meaning specified in Section 6.2(e).
               “Principal Business” means (a) a business of the type engaged in by the Borrower and its Subsidiaries on the date of this Agreement, (b) any other insurance, insurance services, insurance related, asset management, asset management related or risk management related business and (c) any business reasonably incident to any of the foregoing.
               “Property” means any property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.
               “Public Lender” has the meaning specified in Section 6.2(e).
               “Qualified Securities” means (a) Mandatory Redeemable Securities issued by the Borrower or one of its Subsidiaries that, pursuant to the terms thereof, must be redeemed or repurchased or repaid, or may be required to be redeemed or repurchased or repaid at the option of the holder of such securities (excluding redemption, repurchase or repayment upon the occurrence of one or more events or conditions but including redemption, repurchase or repayment upon the occurrence of a certain date), (i) if such Mandatory Redeemable Securities are equity securities or subordinated debt securities, not sooner than the Revolving Credit Termination Date (except to the extent permitted by clause (ii) below) or (ii) only in exchange for equity securities or other Qualified Securities of the Borrower or any of its Subsidiaries (except to the extent permitted by clause (i) above) and (b) any other debt or equity securities issued by the Borrower or one of its Subsidiaries whose proceeds are or would be accorded, at or about the time of issuance, equity treatment by S&P.
               “Refunded Swing Line Loans” has the meaning specified in Section 2.4(b).
               “Refunding Date” has the meaning specified in Section 2.4(c).
               “Register” has the meaning specified in Section 10.7(c).
               “Regulation U” means Regulation U of the Board as in effect from time to time.
               “Reimbursement Obligation” means the obligation of the Borrower to reimburse an Issuing Lender pursuant to Section 3.3(a) for amounts drawn under Letters of Credit issued by such Issuing Lender for the account of the Borrower.
               “Related Person” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
               “Reorganization” means, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.
               “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived.
               “Requested Reimbursement Date” has the meaning specified in Section 3.3(a).
               “Requirement of Law” means, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person (excluding, in the case of Section 2.15(a)(i), any of the foregoing relating to the Administrative Agent or any Lender), and any Law, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.
               “Responsible Officer” means, as to the Borrower or any Subsidiary, the chief executive officer, president, chief financial officer, treasurer, chief accounting officer, any vice president or any managing director of the Borrower or any Subsidiary, as the context requires. Any document delivered hereunder that is signed by a Responsible Officer on behalf of the Borrower or a Subsidiary shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower or such Subsidiary and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower or such Subsidiary.
               “Revolving Credit Commitment” means, as to any Lender, the obligation of such Lender, if any, to make Revolving Credit Loans and participate in Swing Line Loans and Letters of Credit, in an aggregate principal or face amount not to exceed the amount set forth under the heading “Revolving Credit Commitment” opposite such Lender’s name on Schedule 1 to this Agreement, or, as the case may be, in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be adjusted from time to time pursuant to the terms hereof.
               “Revolving Credit Commitment Period” means the period from and including the Closing Date to the earliest of (a) the Revolving Credit Termination Date, (b) the date of termination of the Revolving Credit Commitments pursuant to Section 2.7, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the Issuing Lender to make L/C Credit Extensions pursuant to Section 8.2.
               “Revolving Credit Loans” has the meaning specified in Section 2.1.
               “Revolving Credit Percentage” means, as to any Lender at any time, the percentage (carried out to the ninth decimal place) which such Lender’s Revolving Credit Commitment then constitutes of the Total Revolving Credit Commitments (or, at any time after the commitment of each Lender to make Loans and the obligation of the Issuing Lender to make L/C Credit Extensions shall have terminated pursuant to Section 8.2 or if the Revolving Credit Commitments shall have expired, then the percentage which the aggregate amount of such Lender’s Revolving Extensions of Credit then outstanding constitutes of the amount of the Total Revolving Extensions of Credit then outstanding).
               “Revolving Credit Termination Date” means August 16, 2012, or such later date to which the Revolving Credit Termination Date may be extended pursuant to Section 2.22; provided, however, that, if such date is not a Business Day, the Revolving Credit Termination Date shall be the next succeeding Business Day.
               “Revolving Extensions of Credit” means, as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (b) the principal amount equal to such Lender’s Revolving Credit Percentage of the L/C Obligations then outstanding and (c) the principal amount equal to such Lender’s Revolving Credit Percentage of the aggregate principal amount of Swing Line Loans then outstanding.
               “S&P” means Standard & Poor’s Rating Services (or any successor thereto).
               “SAP” means with respect to any Insurance Subsidiary, the statutory accounting practices prescribed or permitted by the Department in the jurisdiction of incorporation or organization of such Insurance Subsidiary for the preparation of annual statements and other financial reports by insurance companies of the same type as such Insurance Subsidiary, which are applicable to the circumstances as of the date of determination.
               “SEC” means the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).
               “SFAS” means the Statements of Financial Accounting Standards adopted by the Financial Accounting Standards Board.
               “Single Employer Plan” means any Plan that is covered by Title IV of ERISA, but which is not a Multiemployer Plan.
               “SPC” has the meaning specified in Section 10.7(h).
               “Specified Event of Default” means an Event of Default pursuant to Sections 8.1(a), 8.1(b) (with respect to Section 7.1 only) or 8.1(c).
               “Stated Rate” has the meaning specified in Section 10.19(a).
               “Subsidiary” of a Person means (a) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (b) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.
               “Swing Line Commitment” means the obligation of the Swing Line Lender to make Swing Line Loans pursuant to Section 2.3 in an aggregate principal amount at any one time outstanding not to exceed $10,000,000.
               “Swing Line Lender” means Bank of America, N.A., in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.
               “Swing Line Loans” has the meaning specified in Section 2.3(a).
               “Swing Line Participation Amount” has the meaning specified in Section 2.4(c).
               “Syndication Agent” means JPMorgan Chase Bank, N.A., and any other Lender as may be designated from time to time by the Borrower as a syndication agent, with the consent of such Lender and the Arranger.
               “Total Consolidated Capitalization” means, as at any date, the sum, without duplication, of (a) Consolidated Net Worth plus (b) Total Consolidated Debt plus, (c) the amounts in respect of Trust Preferred Securities, Mandatory Convertible

Securities, Mandatory Redeemable Securities, Conditional Common Equity and any other preferred equity that would, in conformity with GAAP, be reflected on a consolidated balance sheet of the Borrower and its consolidated Subsidiaries prepared as of such date and which are not already included in clause (a) or (b) above. Total Consolidated Capitalization shall in any event not include any effects resulting from the application of FIN 46R.
               “Total Consolidated Debt” means, at any date, the sum, without duplication, of (a) all amounts that would, in conformity with GAAP, be reflected and classified as debt on a consolidated balance sheet of the Borrower and its consolidated Subsidiaries prepared as of such date (other than amounts excluded by clauses (b) and (c) below), (b) Indebtedness represented by (i) Trust Preferred Securities or Qualified Securities (in each case, owned by Persons other than the Borrower or any of its consolidated Subsidiaries) but only to the extent that such securities (other than Mandatory Convertible Securities) exceed 15% of Total Consolidated Capitalization or (ii) Mandatory Redeemable Securities (owned by Persons other than the Borrower or any of its consolidated Subsidiaries) other than Qualified Securities, and (c) Indebtedness represented by Mandatory Convertible Securities (owned by Persons other than the Borrower or any of its consolidated Subsidiaries) but only to the extent that such Mandatory Convertible Securities plus Trust Preferred Securities and Qualified Securities (in each case, owned by Persons other than the Borrower or any of its consolidated Subsidiaries) exceed 25% of Total Consolidated Capitalization; provided, that in the event that the notes related to the Mandatory Convertible Securities remain outstanding following the exercise of forward purchase contracts related to such Mandatory Convertible Securities, then such outstanding notes will be included in Total Consolidated Debt thereafter. Total Consolidated Debt shall, in any event, not include (1) Hedge Agreements entered into in the ordinary course of business for non-speculative purposes, (2) Indebtedness of the type described in Sections 7.2(a)(ii), (a)(iii), (a)(iv), (a)(vi) and (a)(vii), (3) Conditional Common Equity, (4) any other amounts in respect of Trust Preferred Securities, Mandatory Redeemable Securities, Mandatory Convertible Securities or Qualified Securities, or (5) any effects resulting from the application of FIN 46R.
               “Total Consolidated Debt to Total Consolidated Capitalization Ratio” means, as at the end of any fiscal quarter of the Borrower, the ratio of (a) Total Consolidated Debt to (b) Total Consolidated Capitalization.
               “Total Revolving Credit Commitments” means, at any time, the aggregate amount of the Revolving Credit Commitments then in effect. The aggregate amount of the Total Revolving Credit Commitments on the Closing Date is $200,000,000.
               “Total Revolving Extensions of Credit” means, at any time, the aggregate amount of the Revolving Extensions of Credit of the Lenders outstanding at such time.
               “Transferee” means a Participant or an assignee of any Lender’s rights and obligations under this Agreement pursuant to an Assignment and Assumption.

               “Trust Preferred Securities” means preferred equity issued by a special purpose entity, the proceeds of which are used to purchase subordinated debt securities of the Borrower or one of its Subsidiaries having terms that substantially mirror those of such preferred equity issued by the special purpose entity such that the subordinated debt securities constitute credit support for obligations in respect of such preferred equity and such preferred equity is reflected on a consolidated balance sheet of the Borrower and its consolidated Subsidiaries in accordance with GAAP.
               “Type” means, as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.
               “Unreimbursed Amount” has the meaning specified in Section 3.3(a).
               “White Mountains” means White Mountains Insurance Group, Ltd., a company organized under the laws of Bermuda, or an Affiliate thereof.
               1.2. Other Definitional Provisions. Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.
               (a) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrower or its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP or SAP, as the case may be.
               (b) References herein to particular pages, columns, lines or sections of any Person’s Annual Statement shall be deemed, where appropriate, to be references to the corresponding page, column, line or section of such Person’s Interim Statement, or if no such corresponding page, column, line or section exists or if any report form changes, then to the corresponding item referenced thereby.
               (c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
               (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
               (e) The word “or” is not exclusive and the words “include”, “includes” or “including” shall be deemed to be followed by the phrase “without limitation”.
               (f) References to “preferred equity” includes Capital Stock designated as preferred stock, preference shares, preferred shares or any similar term.
               1.3. Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, other than with respect to the calculation of fees in connection with Letters of Credit, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
               1.4. Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
               1.5. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
2. AMOUNT AND TERMS OF COMMITMENTS
               2.1. Revolving Credit Commitments. (a) Subject to the terms and conditions hereof, the Lenders severally agree to make revolving credit loans (“Revolving Credit Loans”) to the Borrower from time to time on any Business Day during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding for each Lender which, when added to such Lender’s Revolving Credit Percentage of the sum of (i) the L/C Obligations then outstanding and (ii) the aggregate principal amount of the Swing Line Loans then outstanding, does not exceed the amount of such Lender’s Revolving Credit Commitment. During the Revolving Credit Commitment Period the Borrower may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Credit Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.9, provided that no Revolving Credit Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Revolving Credit Termination Date.
               (b) The Borrower shall repay to the Lenders all outstanding Revolving Credit Loans made to the Borrower on the Revolving Credit Termination Date.
               2.2. Procedure for Revolving Credit Borrowing. The Borrower may borrow under the Revolving Credit Commitments on any Business Day during the Revolving Credit Commitment Period, provided that the Borrower shall give the Administrative Agent a borrowing request in the form of Exhibit B-1 hereto (hereinafter, a “Borrowing Request”) (which Borrowing Request must be received by the Administrative Agent prior to 11:00 A.M., New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) on the requested Borrowing Date, in the case of Base Rate Loans, provided that requests for Base Rate Loans not received prior to 11:00 A.M., New York City time on the requested Borrowing Date shall be deemed received on the following Business Day), and must specify (i) the amount and Type of Revolving Credit Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the length of the initial

Interest Period therefor; provided, however, that if the Borrower wishes to request Eurodollar Loans having an Interest Period of nine or twelve months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 A.M. New York City time, four Business Days prior to the requested date of such borrowing, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is unavailable to any of them. Not later than 10:00 A.M. New York City time, three Business Days before the requested date of such borrowing, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period is unavailable to any Lender. If the Borrower requests a borrowing of Eurodollar Loans in any Borrowing Request, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Each borrowing of Revolving Credit Loans under the Revolving Credit Commitments shall be in an amount equal to (x) in the case of Base Rate Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Revolving Credit Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof; provided, that the Swing Line Lender may request, on behalf of the Borrower, borrowings of Base Rate Loans under the Revolving Credit Commitments in other amounts pursuant to Section 2.4. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make its Revolving Credit Percentage of the amount of each borrowing of Revolving Credit Loans available to the Administrative Agent for the account of the Borrower at the Administrative Agent’s Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent in like funds as received by the Administrative Agent.
               2.3. Swing Line Commitment. (a) Subject to the terms and conditions hereof, the Swing Line Lender agrees, in reliance on the agreements of the other Lenders set forth in Section 2.4, that during the Revolving Credit Commitment Period, it will make available to the Borrower in the form of swing line loans (“Swing Line Loans”) a portion of the credit otherwise available to the Borrower under the Revolving Credit Commitments; provided that (i) the aggregate principal amount of Swing Line Loans outstanding at any time shall not exceed the Swing Line Commitment then in effect (notwithstanding that the Swing Line Loans outstanding at any time, when aggregated with the Swing Line Lender’s other outstanding Revolving Credit Loans hereunder, may exceed the Swing Line Commitment then in effect or such Swing Line Lender’s Revolving Credit Commitment then in effect) and (ii) the Borrower shall not request, and the Swing Line Lender shall not make, any Swing Line Loan if, after giving effect to the making of such Swing Line Loan, the aggregate amount of the Available Revolving Credit Commitments would be less than zero. During the Revolving Credit Commitment Period, the Borrower may use the Swing Line Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swing Line Loans shall be Base Rate Loans only.
               (b) The Borrower shall repay all outstanding Swing Line Loans on the earlier to occur of (i) the date ten Business Days after such Swing Line Loan is made and (ii) the Revolving Credit Termination Date. Each payment in respect of Swing Line Loans shall be made to the Swing Line Lender.

               2.4. Procedure for Swing Line Borrowing; Refunding of Swing Line Loans.
               (a) The Borrower may borrow under the Swing Line Commitment on any Business Day during the Revolving Credit Commitment Period, provided, the Borrower shall give the Swing Line Lender irrevocable telephonic notice confirmed promptly in writing in the form of Exhibit B-2 (which telephonic notice must be received by the Swing Line Lender not later than 1:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date. Each borrowing under the Swing Line Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof. Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in the borrowing notice in respect of any Swing Line Loan, the Swing Line Lender shall make available to the Administrative Agent at the Administrative Agent’s Office an amount in immediately available funds equal to the amount of such Swing Line Loan. The Administrative Agent shall make the proceeds of such Swing Line Loan available to the Borrower on such Borrowing Date in like funds as received by the Administrative Agent.
               (b) The Swing Line Lender, not less frequently than once each week shall, and at any other time, from time to time, as the Swing Line Lender elects in its sole and absolute discretion, may, on behalf of the Borrower (which hereby irrevocably directs the Swing Line Lender to act on its behalf), on one Business Day’s notice given by the Swing Line Lender no later than 12:00 Noon, New York City time, request each Lender to make, and each Lender hereby agrees to make, a Revolving Credit Loan, in an amount equal to such Lender’s Revolving Credit Percentage of the aggregate amount of the Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date of such notice, to repay the Swing Line Lender. Each Lender shall make the amount of such Revolving Credit Loan available to the Administrative Agent at the Administrative Agent’s Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice. The proceeds of such Revolving Credit Loans shall be made immediately available by the Administrative Agent to the Swing Line Lender for application by the Swing Line Lender to the repayment of the Refunded Swing Line Loans. Upon the written request of any Lender, the Administrative Agent will, within three Business Days of such request, inform such Lender of the aggregate amount of Swing Line Loans outstanding on the date of such request.
               (c) If prior to the time a Revolving Credit Loan would have otherwise been made pursuant to Section 2.4(b), one of the events described in Section 8.1(c) shall have occurred and be continuing with respect to the Borrower, or if for any other reason, as determined by the Swing Line Lender in its sole discretion, Revolving Credit Loans may not be made as contemplated by Section 2.4(b), each Lender shall, on the date such Revolving Credit Loan was to have been made pursuant to the notice referred to in Section 2.4(b) (the “Refunding Date”), purchase for cash an undivided participating interest in the then outstanding Swing Line Loans by paying to the Swing Line Lender an amount (the “Swing Line Participation Amount”) equal to (i) such Lender’s Revolving Credit Percentage times (ii) the sum of the aggregate principal amount of Swing Line Loans then outstanding which were to have been repaid with such Revolving Credit Loans.
               (d) If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of Section 2.4(b) by the time specified in Section 2.4(b), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this paragraph (d) shall be conclusive absent manifest error.
               (e) Each Lender’s obligation to make the Loans referred to in Section 2.4(b) and to purchase participating interests pursuant to Section 2.4(c) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 4; (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement or any other Loan Document by the Borrower or any Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.
               (f) Whenever, at any time after the Swing Line Lender has received from any Lender such Lender’s Swing Line Participation Amount, the Swing Line Lender receives any payment on account of the Swing Line Loans, the Swing Line Lender will distribute to such Lender its Swing Line Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swing Line Loans then due); provided, however, that in the event that such payment received by the Swing Line Lender is required to be returned, such Lender will return to the Swing Line Lender any portion thereof previously distributed to it by the Swing Line Lender. The obligation of the Lenders under this paragraph (f) shall survive the payment in full of the Obligations and the termination of this Agreement.
               (g) The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Lender funds its Refunded Swing Line Loan or risk participation pursuant to this Section 2.4 to refinance such Lender’s Revolving Credit Percentage of any Swing Line Loan, interest in respect of such Revolving Credit Percentage shall be solely for the account of the Swing Line Lender.

               (h) The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Administrative Agent for the account of the Swing Line Lender.
               2.5. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the appropriate Lender (i) the then unpaid principal amount on the Revolving Credit Termination Date (or on such earlier date on which the Loans become due and payable pursuant to Section 8.2) of each Revolving Credit Loan of such Lender made to the Borrower and (ii) pursuant to the terms of Section 2.3(b), each Swing Line Loan of such Swing Line Lender made to the Borrower. The Borrower hereby further agrees to pay interest to the Administrative Agent for the account of the appropriate Lender on the unpaid principal amount of the Loans made to it from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.11.
               (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.
               (c) The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 10.7(c), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan to the Borrower made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from or for the account of the Borrower and each Lender’s share thereof. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
               (d) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.5(b) shall, to the extent permitted by applicable Law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to it by such Lender in accordance with the terms of this Agreement.
               (e) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, it will execute and deliver to such Lender a promissory note of the Borrower evidencing any Revolving Credit Loans or Swing Line Loans, as the case may be, made by such Lender to the Borrower, substantially in the forms of Exhibit C-1 or C-2, respectively, with appropriate insertions as to date and principal amount. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

               (f) In addition to the accounts and records referred to herein above, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
               2.6. Facility Fee, etc. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender in accordance with its Revolving Credit Percentage a facility fee for the period from and including the Closing Date to the last day of the Revolving Credit Commitment Period, computed at the Facility Fee Rate on the average daily amount of the Revolving Credit Commitment of such Lender during the period for which payment is made. The facility fee shall accrue at all times during the Revolving Credit Commitment Period, including at any time during which one or more of the conditions in Section 4.2 is not met, and shall be payable quarterly in arrears on the first Business Day of each of January, April, July and October and on the last day of the Revolving Credit Commitment Period, commencing on the first of such dates to occur after the Closing Date. The facility fee shall be calculated quarterly in arrears, and if there is any change in the Facility Fee Rate during any quarter, the actual daily amount shall be computed and multiplied by the Facility Fee Rate separately for each period during such quarter that the Facility Fee Rate was in effect.
               (b) The Borrower agrees to pay to the Arranger for its own account the fees in the amounts and on the dates from time to time agreed to in the Fee Letter.
               (c) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates from time to time agreed to in the Fee Letter.
               2.7. Termination or Reduction of Revolving Credit Commitments. The Borrower shall have the right, upon notice to the Administrative Agent, to terminate the Revolving Credit Commitments or, from time to time, to reduce the aggregate amount of the Revolving Credit Commitments; provided that (a) no such termination or reduction of Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans and Swing Line Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Credit Commitments, (b) any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof (or the remaining amount of the Revolving Credit Commitments), (c) any such notice shall be received by the Administrative Agent not later than 11:00 A.M. New York City time, three Business Days prior to the date of termination or reduction and (d) if, after giving effect to any reduction of the Revolving Credit Commitments, the L/C Commitment or the Swing Line Commitment exceeds the amount of the Revolving Credit Commitment, such Commitment shall be automatically reduced by the amount of such excess; provided, further, that a notice of termination of the Revolving Credit Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, transactions or borrowings in general, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. The Administrative Agent will promptly notify the Lenders of any notice of termination or reduction of the Revolving Credit Commitments. Any reduction of the Revolving Credit Commitments shall be applied to the Revolving Credit Commitment of each Lender according to its Revolving Credit Percentage. All fees accrued until the effective date of any termination of the Revolving Credit Commitment shall be paid on the effective date of such termination. Any reduction shall reduce permanently the Revolving Credit Commitments then in effect.
               2.8. Prepayments. (a) The Borrower may at any time and from time to time prepay the Loans made to the Borrower, in whole or in part, without premium or penalty, upon notice delivered to the Administrative Agent at least three Business Days prior thereto in the case of Eurodollar Loans and on the date of prepayment in the case of Base Rate Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or Base Rate Loans; provided, that (i) if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.17 and (ii) no prior notice is required for the prepayment of Swing Line Loans; provided, further, that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Credit Commitments as contemplated by Section 2.7, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.7. Upon receipt of any such notice the Administrative Agent shall promptly notify the Lenders thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Base Rate Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Revolving Credit Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof. Partial prepayments of Swing Line Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.
               (b) If for any reason the Total Revolving Extensions of Credit at any time exceed the Total Revolving Credit Commitments then in effect, the Borrower shall immediately prepay the Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.8(b) unless after the prepayment in full of the Loans the Total Revolving Extensions of Credit exceed the Total Revolving Credit Commitments then in effect.
               2.9. Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans made to the Borrower to Base Rate Loans by giving the Administrative Agent at least two Business Days’ prior irrevocable notice (which may be telephonic) of such election. The Borrower may elect from time to time to convert Base Rate Loans made to the Borrower to Eurodollar Loans by giving the Administrative Agent at least three Business Days’ prior irrevocable notice (which may be telephonic) of such election (which notice shall specify the length of the initial Interest Period therefor); provided, however, that if the Borrower wishes to request Eurodollar Loans having an Interest Period of nine or twelve months in duration as provided in the definition of “Interest Period”, the applicable notice must be received by the Administrative Agent not later than 11:00 A.M. New York City time, four Business Days prior to the requested date of such conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is unavailable to any of them. Not later than 10:00 A.M. New York City time, three Business Days before the requested date of such conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period is unavailable to any of the Lenders, provided, further that no Base Rate Loan may be converted to a Eurodollar Loan (i) when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Lenders have determined in its or their sole discretion not to permit such conversions or (ii) after the date that is one month prior to the Revolving Credit Termination Date. Each telephonic notice by the Borrower pursuant to this Section 2.9 must be confirmed promptly by delivery to the Administrative Agent of a written Borrowing Request appropriately completed and signed by a Responsible Officer of the Borrower. If the Borrower requests a conversion to a Eurodollar Loan in any Borrowing Request, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Upon receipt of any such notice the Administrative Agent shall promptly notify the Lenders thereof.
               (b) The Borrower may elect to continue any Eurodollar Loan made to the Borrower as such upon the expiration of the then current Interest Period with respect thereto by giving irrevocable notice (which may be telephonic) to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Lenders have, determined in its or their sole discretion not to permit such continuations or (ii) after the date that is one month prior to the Revolving Credit Termination Date, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso, such Loans shall be converted automatically to Base Rate Loans on the last day of such then expiring Interest Period. Each telephonic notice by the Borrower pursuant to this Section 2.9 must be confirmed promptly by delivery to the Administrative Agent of a written Borrowing Request appropriately completed and signed by a Responsible Officer of the Borrower. Upon receipt of any such notice the Administrative Agent shall promptly notify the Lenders thereof.
               2.10. Maximum Number of Eurodollar Loans. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that no more than ten Eurodollar Loans shall be outstanding at any one time.
               2.11. Interest Rates and Payment Dates. (a) Subject to the provisions of paragraph (c) below, each Eurodollar Loan shall bear interest on the outstanding principal amount thereof for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.
               (b) Each Base Rate Loan, including Swing Line Loans, shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate.
               (c) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum that is equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.11 plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to Base Rate Loans plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any facility fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (each of the foregoing collectively, the “Default Rate”).
               (d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section 2.11 shall be payable from time to time on demand (after as well as before judgment and before and after the commencement of any proceeding under any Debtor Relief Law).
               2.12. Computation of Interest and Fees. (a) Interest, fees and commissions payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), except that, all computations of interest with respect to Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate”, shall be calculated on the basis of a 365-day (or 366-day, as the case may be) year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change in any interest rate. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.14(d), bear interest for one day.
               (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.
               2.13. Inability to Determine Interest Rate. If prior to the first day of any Interest Period:
     (a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or
     (b) the Administrative Agent shall have received notice from the Majority Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then current Interest Period with respect thereto, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to Eurodollar Loans.
               2.14. Pro Rata Treatment and Payments. (a) Each borrowing, other than borrowings of Swing Line Loans, by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any facility fee or Letter of Credit fee, and any reduction of the Revolving Credit Commitments of the Lenders, shall be made pro rata according to the respective Revolving Credit Percentages of the relevant Lenders.
               (b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Credit Loans of the Borrower shall be made pro rata according to the respective outstanding principal amounts of the Revolving Credit Loans of the Borrower then held by the Lenders. Each payment in respect of Reimbursement Obligations in respect of any Letter of Credit shall be made to the relevant Issuing Lender.
               (c) The application of any payment of Loans shall be made, first, to Base Rate Loans and, second, to Eurodollar Loans. Each payment of the Eurodollar Loans shall be accompanied by accrued interest to the date of such payment on the amount paid.
               (d) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the relevant Lenders, at the Administrative Agent’s Office, in Dollars and in immediately available funds. Any payment made by the Borrower after 12:00 Noon, New York City time, on any Business Day shall be deemed to have been made on the next following Business Day. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

               (e) Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:
     (i) if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the Federal Funds Rate from time to time in effect; and
     (ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Revolving Credit Percentage of the Loan included in the applicable borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Revolving Credit Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.
     A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (e) shall be conclusive, absent manifest error.
               (f) The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments under Section 10.6 are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.6 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or make its payment under Section 10.6.
               2.15. Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:
     (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes or Other Taxes covered by Section 2.16 and the imposition of, or any change in, the rate of any Excluded Tax payable by such Lender);
     (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or
     (iii) shall impose on such Lender any other condition;
and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans to the Borrower or issuing or participating in Letters of Credit issued at the request of the Borrower, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this Section 2.15, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.
               (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.
               (c) In addition to, and without duplication of, amounts which may become payable from time to time pursuant to paragraphs (a) and (b) of this Section 2.15, the Borrower agrees to pay to each Lender which requests compensation under this paragraph (c) by notice to the Borrower, on the last day of each Interest Period with respect to any Eurodollar Loan made by such Lender to the Borrower, at any time when such Lender shall be required to maintain reserves against “Eurocurrency liabilities” under Regulation D of the Board of Governors of the Federal Reserve System (or, at any time when such Lender may be required by the Board of Governors of the Federal Reserve System or by any other Governmental Authority, whether within the United States or in another relevant jurisdiction, to maintain reserves against any other category of liabilities which includes deposits by reference to which the Eurodollar Rate is determined as provided in this Agreement or against any category of extensions of credit or other assets of such Lender which includes any such Eurodollar Loans), an additional amount (determined by such Lender’s calculation or, if an accurate calculation is impracticable, reasonable estimate using such reasonable means of allocation as such Lender shall determine) equal to the actual costs, if any, incurred by such Lender during such Interest Period as a result of the applicability of the foregoing reserves to such Eurodollar Loans.
               (d) A certificate as to any additional amounts payable pursuant to this Section 2.15 submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. No Lender shall be entitled to compensation under this Section 2.15 from the Borrower for any costs incurred or reductions suffered more than 180 days prior to the date that such Lender notifies the Borrower of the circumstances giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided that if a change of law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. The obligations of the Borrower pursuant to this Section 2.15 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
               2.16. Taxes. (a) Except as required by Law, all payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise and doing business taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent’s or such Lender’s having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document) (such net income taxes and franchise or doing business taxes imposed in lieu of net income taxes being referred to hereinafter as “Excluded Taxes”). If any such taxes, levies, imposts, duties, charges, fees, deductions or withholdings other than Excluded Taxes (“Non-Excluded Taxes”) or any Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section 2.16 or (ii) that are withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement or designates a new lending office, except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office or assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this Section 2.16(a).
               (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.
               (c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as soon as practicable thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an official receipt received by the Borrower showing payment thereof (or other evidence of such payment reasonably satisfactory to the Administrative Agent). If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. The agreements in this Section 2.16 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
               (d) Each Lender (or Transferee) that is not (i) a citizen or resident of the United States of America, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States of America (or any jurisdiction thereof), or (iii) an estate or trust that is subject to U.S. federal income taxation regardless of the source of its income (a “Non-U.S. Lender”) that may lawfully do so shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI (or other applicable form), or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit D and a Form W-8BEN (or other applicable form), or to the extent such Lender may lawfully do so, it shall deliver any subsequent versions thereof or successors thereto properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, to the extent it may lawfully do so, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall, as soon as reasonably practicable, notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.
               (e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the Law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable Law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable Law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation.
               2.17. Compensation for Losses. The Borrower agrees to, upon demand of any Lender (with a copy to the Administrative Agent) from time to time, to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender sustains or incurs as a consequence of (a) default by the Borrower in making a borrowing of, conversion to or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making by the Borrower of a prepayment or conversion of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto; provided that any request for indemnification made by a Lender pursuant to this Section 2.17 shall be made within six months of the incurrence of the loss or expense requested to be indemnified. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. A certificate as to any amounts payable pursuant to this Section 2.17 submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
               2.18. Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be canceled and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by Law. If any such conversion of a Eurodollar Loan to a Base Rate Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.17.
               2.19. Change of Office. Each Lender agrees that, upon the occurrence of any event that it knows to give rise to the operation of Sections 2.15, 2.16(a) or 2.18 with respect to such Lender, it will use all commercially reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event, or to assign its rights and obligations hereunder with respect to such Loans to another of its offices, branches or affiliates with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the reasonable sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section 2.19 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Sections 2.15, 2.16(a) or 2.18. The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.
               2.20. Replacement of Lenders under Certain Circumstances. The Borrower shall be permitted to replace any Lender (a) that requests reimbursement for amounts owing pursuant to Section 2.15, (b) with respect to which the Borrower is required to pay any amounts under Sections 2.16 or 2.18, (c) that defaults in its obligation to make Loans hereunder, (d) any Non-Extending Lender pursuant to Section 2.22, or (e) that fails to approve any amendment which, pursuant to Section 10.1, requires the approval of each Lender, provided, that such amendment is approved by at least the Majority Lenders, with a replacement financial institution or other entity; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) with respect to a condition described in clause (a) or (b) above, prior to any such replacement, such replaced Lender shall have taken no action under Section 2.19 so as to eliminate the continued need for payment of amounts owing pursuant to Sections 2.15, 2.16, or 2.18 (iii) the replacement financial institution or other entity shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (iv) the Borrower shall be liable to such replaced Lender under Section 2.17 (as though Section 2.17 were applicable) if any Eurodollar Loan to the Borrower owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (v) the replacement financial institution or other entity, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent and otherwise an Eligible Assignee, (vi) the replaced Lender and replacement Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.7 (including, without limitation, obtaining the consents provided for therein) (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (vii) the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.15, 2.16 or 2.18, as the case may be, in respect of any period prior to the date on which such replacement shall be consummated, and (viii) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.
               2.21. Increase in Commitments.

               (a) Request for Increase. Upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time on or after the Closing Date, increase the Total Revolving Credit Commitments by an amount not to exceed $100,000,000 less the aggregate amount of all prior increases of the Total Revolving Credit Commitment pursuant to this Section 2.21. Such increase in the Total Revolving Credit Commitments may be provided by the Lenders or Eligible Assignees designated by the Borrower to become Lenders (pursuant to an instrument of accession in the form of Exhibit H hereto, an “Instrument of Accession”) that are willing to provide such increase; provided that (i) any such increase shall be in a minimum amount of $5,000,000 and (ii) the aggregate amount of the Total Revolving Credit Commitments after giving effect to any such increase shall not at any time exceed $300,000,000. Nothing contained herein shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Revolving Credit Commitment hereunder.
               (b) Effective Date and Allocations. If the Total Revolving Credit Commitments are increased in accordance with this Section 2.21, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the Borrower, in consultation with the Administrative Agent, shall determine the final allocation of such increase. The Administrative Agent shall promptly notify the Lenders of the final allocation of such increase and the Increase Effective Date.
               (c) Conditions to Effectiveness of Increase. As a condition precedent to such increase, (i) no Default shall exist, (ii) the Borrower shall (x) deliver to the Administrative Agent (1) an Instrument of Accession executed by the Borrower and the applicable Lender(s), and (2) a certificate dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of the Borrower (A) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such increase, and (B) certifying that, before and after giving effect to such increase no Default exists and (iii) pursuant to the terms of the Fee Letter, pay the fees to the applicable Persons. The Borrower shall prepay any Revolving Credit Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 2.15) to the extent necessary to keep the outstanding Revolving Credit Loans ratable with any revised Revolving Credit Percentages arising from any nonratable increase in the Total Revolving Credit Commitments under this Section 2.21.
               (d) Conflicting Provisions. This Section 2.21 shall supersede any provisions in Section 2.14 or 10.1 to the contrary.
               2.22. Extension of Revolving Credit Termination Date.
               (a) Requests for Extension. The Borrower may, by notice to the Administrative Agent (which shall promptly notify the Lenders) substantially in the form of Exhibit I attached hereto (an “Extension Request”), not earlier than 120 days and not later than 35 days prior to the first anniversary and the second anniversary of the Closing Date (the first anniversary and the second anniversary of the Closing Date referred to herein, as applicable, as the “Maturity Extension Date”) request that each Lender extend such Lender’s then Revolving Credit Termination Date (the “Existing Revolving Credit Termination Date”), for an additional 364 days from the then Existing Revolving Credit Termination Date.

               (b) Lender Elections to Extend. Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not earlier than 90 days and not later than the date (the “Notice Date”) that is 20 days prior to the Maturity Extension Date, advise the Administrative Agent whether or not such Lender agrees to such extension (and each Lender that determines not to so extend its Revolving Credit Termination Date (a “Non-Extending Lender”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Notice Date) and any Lender that does not so advise the Administrative Agent on or before the Notice Date shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.
               (c) Notification by Administrative Agent. The Administrative Agent shall notify the Borrower of each Lender’s determination under this Section 2.22 no later than the date 15 days prior to the Maturity Extension Date (or, if such date is not a Business Day, on the next preceding Business Day).
               (d) Additional Commitment Lenders. The Borrower shall have the right to replace each Non-Extending Lender, on or before the then Existing Revolving Credit Termination Date, with, and add as “Lenders” under this Agreement in place thereof, one or more Eligible Assignees (each, an “Additional Commitment Lender”) as provided in Section 10.7; provided that each of such Additional Commitment Lenders shall enter into an Assignment and Assumption pursuant to which such Additional Commitment Lender shall, effective on a date not earlier than the Maturity Extension Date, undertake a Commitment (and, if any such Additional Commitment Lender is already a Lender, its Commitment shall be in addition to such Lender’s Commitment hereunder on such date).
               (e) Minimum Extension Requirement. If (and only if) the Majority Lenders (without regard to the new or increased Commitment of any Additional Commitment Lender), have agreed so to extend their Revolving Credit Termination Date (each, an “Extending Lender”), then, effective as of the Maturity Extension Date, the Revolving Credit Termination Date of each Extending Lender and of each Additional Commitment Lender shall be extended to the date falling 364 days after the Existing Revolving Credit Termination Date (except that, if such date is not a Business Day, such Revolving Credit Termination Date as so extended shall be the next preceding Business Day) and each Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Agreement.
               (f) Conditions to Effectiveness of Extensions. As a condition precedent to such extension, the Borrower shall deliver to the Administrative Agent a certificate dated as of the Maturity Extension Date (in sufficient copies for each Extending Lender and each Additional Commitment Lender) signed by a Responsible Officer of the Borrower (i) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such extension and (ii) certifying that, (A) before and after giving effect to such extension, (1) the representations and warranties contained in Section 5 and the other Loan Documents are true and correct on and as of the Maturity Extension Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.22, the representations and warranties contained in subsections (a) and (b) of Section 5.1 shall be deemed to refer to the most recent statements furnished pursuant to subsection (a) of Section 6.1 and (2) no Default has occurred and is continuing and (B) there has occurred no Material Adverse Effect since the date of delivery of the most recent financial statements pursuant to Section 6.1, and (iii) on the Existing Revolving Credit Termination Date applicable to any Non-Extending Lender, the Borrower shall prepay any Loans outstanding on such date (and pay any additional amounts required pursuant to Section 2.17) to the extent necessary to keep outstanding Loans ratable with the revised Revolving Credit Percentages of the respective Lenders effective as of such date.
               (g) Conflicting Provisions. This Section 2.22 shall supersede any provisions in Section 2.14 or 10.1 to the contrary.
3. LETTERS OF CREDIT
               3.1. L/C Commitment. (a) Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 3.3, agrees to issue Letters of Credit for the account of the Borrower or any of its Subsidiaries and to amend or extend Letters of Credit previously issued by it, in accordance with Section 3.2(b), on any Business Day during the Revolving Credit Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided, that the Issuing Lender shall not issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Credit Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date which is five Business Days prior to the Revolving Credit Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above). All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.
               (b) No Issuing Lender shall at any time be obligated to issue any Letter of Credit hereunder if (i) such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law, (ii) such issuance would violate one or more policies of the Issuing Lender applicable to letters of credit generally or (iii) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing such Letter of Credit, or any Law applicable to the Issuing Lender or any request or directive (whether or not having the force of Law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance of letters of credit generally, or such Letter of Credit in particular.
               3.2. Procedure for Issuance and Amendment of Letter of Credit. (a) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the Issuing Lender (with a copy to the Administrative Agent) in the form of an Application, completed and signed by a Responsible Officer of the Borrower. Such Application must be received by the Issuing Lender and the Administrative Agent not later than 11:00 A.M., New York City time, at least two Business Days (or such later date and time as the Administrative Agent and the Issuing Lender may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Application shall specify in form and detail reasonably satisfactory to the Issuing Lender: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the Issuing Lender may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Application shall specify in form and detail reasonably satisfactory to the Issuing Lender (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the Issuing Lender may reasonably require. Additionally, the Borrower shall furnish to the Issuing Lender and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the Issuing Lender or the Administrative Agent may reasonably require.
               (b) Promptly after receipt of any Application, the Issuing Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Application from the Borrower and, if not, the Issuing Lender will provide the Administrative Agent with a copy thereof. Unless the Issuing Lender has received written notice from any Lender or the Administrative Agent, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 4 shall not then be satisfied, then, subject to the terms and conditions hereof, the Issuing Lender shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the Issuing Lender’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Lender a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Revolving Credit Percentage times the amount of such Letter of Credit.
               (c) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Issuing Lender will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
               3.3. Drawings and Reimbursements; Funding of Participations. (a) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Issuing Lender shall notify the Borrower and the Administrative Agent thereof. The Borrower shall reimburse the Issuing Lender, through the Administrative Agent, for the amount of any drawing under a Letter of Credit not later than 1:00 P.M., New York City time, on the date that such drawing is made (if the Borrower has received notice from the Issuing Lender of such drawing prior to 10:00 A.M., New York City time, on such date) or, if the Borrower has not received notice of such drawing prior to such time on such date, then not later than 1:00 P.M., New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 A.M., New York City time, on the day of receipt, or (ii) the

Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to 10:00 A.M., New York City time, on the day of such receipt (the date on which such reimbursement by the Borrower is due pursuant to this sentence being referred to herein as the “Requested Reimbursement Date”). If the Borrower fails to so reimburse the Issuing Lender by such time, the Administrative Agent shall promptly notify each Lender of the Requested Reimbursement Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Revolving Credit Percentage thereof. In such event, the Borrower shall be deemed to have requested a borrowing of Base Rate Loans to be disbursed on the Requested Reimbursement Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples, and notice periods, specified in Section 2.2 for the principal amount of Base Rate Loans. Such Base Rate Loans may from time to time be converted to Eurodollar Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Section 2.9, provided that no Revolving Credit Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Revolving Credit Termination Date. Any notice given by the Issuing Lender or the Administrative Agent pursuant to this Section 3.3(a) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
               (b) Each Lender (including the Lender acting as Issuing Lender) shall upon any notice pursuant to Section 3.3(a) make funds available to the Administrative Agent for the account of the Issuing Lender at the Administrative Agent’s Office in an amount equal to its Revolving Credit Percentage of the Unreimbursed Amount not later than 1:00 P.M., New York City time, on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 3.3(a), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Issuing Lender.
               (c) If any drawing is made under a Letter of Credit and is not reimbursed or refinanced on the date such drawing is made, for any reason, the Borrower shall be deemed to have incurred from the Issuing Lender an L/C Borrowing in the amount of the Unreimbursed Amount that is not so reimbursed or refinanced, which L/C Borrowing (i) shall bear interest at the rate applicable to Base Rate Loans from and including the date that such drawing is paid by the Issuing Bank to but excluding the earlier of the date that such Unreimbursed Amount is so reimbursed or refinanced or the date that is the next Business Day following the Requested Reimbursement Date and, if not so reimbursed or refinanced on or prior to the date that is the next Business Day following the Requested Reimbursement Date, then, from and after the date that is the next Business Day following the Requested Reimbursement Date to but excluding the date so reimbursed or refinanced, the rate applicable to Base Rate Loans plus 2% and (ii) shall, on and after the date that is the next Business Day following the Requested Reimbursement Date, be due and payable on demand. In such event, each Lender’s payment to the Administrative Agent for the account of the Issuing Lender pursuant to Section 3.3(b) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 3.3.
               (d) Until each Lender funds its Loan or L/C Advance pursuant to this Section 3.3 to reimburse the Issuing Lender for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Revolving Credit Percentage of such amount shall be solely for the account of the Issuing Lender.
               (e) Each Lender’s obligation to make Loans or L/C Advances to reimburse the Issuing Lender for amounts drawn under Letters of Credit, as contemplated by this Section 3.3, shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Loans pursuant to this Section 3.3 is subject to the conditions set forth in Section 4.2 (other than delivery by the Borrower of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the Issuing Lender for the amount of any payment made by the Issuing Lender under any Letter of Credit, together with interest as provided herein.
               (f) If any Lender fails to make available to the Administrative Agent for the account of the Issuing Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 3.3 by the time specified in Section 3.3(b), the Issuing Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Issuing Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Issuing Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Issuing Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the Issuing Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this paragraph (f) shall be conclusive absent manifest error.
               3.4. Repayment of Participations. (a) At any time after the Issuing Lender has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 3.3(b), if the Administrative Agent receives for the account of the Issuing Lender any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of cash collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Revolving Credit Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.
               (b) If any payment received by the Administrative Agent for the account of the Issuing Lender pursuant to Section 3.3(b) is required to be returned under any of the circumstances described in Section 10.8 (including pursuant to any settlement entered into by the Issuing Lender in its discretion), each Lender shall pay to the Administrative Agent for the account of the Issuing Lender its Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.
               3.5. Obligations Absolute. The obligation of the Borrower to reimburse the Issuing Lender for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
     (i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;
     (ii) the existence of any claim, counterclaim, set-off, defense or other right that the Borrower or any of its Subsidiaries may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
     (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
     (iv) any payment by the Issuing Lender under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Issuing Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or
     (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any of its Subsidiaries.
               3.6. Role of Issuing Lender. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the Issuing Lender shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Lender, any Agent-Related Person nor any of the respective correspondents, participants or assignees of the Issuing Lender shall be liable to any Lender for (a) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Majority Lenders, as applicable; (b) any action taken or omitted in the absence of gross negligence or willful misconduct; or (c) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Lender, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of the Issuing Lender, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 3.5; provided, however, that anything in such clauses (i) through (v) to the contrary notwithstanding, the Borrower may have a claim against the Issuing Lender, and the Issuing Lender may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the Issuing Lender’s willful misconduct or gross negligence or the Issuing Lender’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Issuing Lender shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
               3.7. Cash Collateral. Upon the request of the Administrative Agent, if, as of the Revolving Credit Termination Date, any Letter of Credit for any reason remains outstanding and partially or wholly undrawn, the Borrower shall immediately Cash Collateralize the then outstanding amount of all L/C Obligations (in an amount equal to such outstanding amount determined as of the Revolving Credit Termination Date). Sections 2.8 and 8.2 set forth certain additional requirements to deliver Cash Collateral hereunder. To the extent that the Borrower is required to Cash Collateralize L/C Obligations, the Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Lender and the Lenders, a security interest in all cash, deposit accounts and all balances therein and all proceeds of the foregoing. Such cash collateral shall be maintained in blocked, interest bearing deposit accounts with the Administrative Agent.
               3.8. Applicability of ISP98 and UCP. Unless otherwise expressly agreed by the Issuing Lender and the Borrower when a Letter of Credit is issued including any such agreement as applicable to an Existing Letter of Credit, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

               3.9. Fees and Other Charges. (a) The Borrower will pay to the Administrative Agent, for the account of the Lenders, a fee on the daily amount available to be drawn under all outstanding Letters of Credit issued for its account at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans, to be shared ratably among the Lenders in accordance with their respective Revolving Credit Percentages and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date. In addition, the Borrower shall pay to the relevant Issuing Lender for its own account a fronting fee on the daily amount available to be drawn under all outstanding Letters of Credit issued by such Issuing Lender for the Borrower’s account at a rate and at the times to be agreed upon by the Borrower and such Issuing Lender. For purposes of computing the average daily amount available to be drawn under the Letters of Credit, the amount of such Letters of Credit shall be determined in accordance with Section 1.3.
               (b) In addition to the foregoing fees, the Borrower shall pay or reimburse each Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit issued for the account of the Borrower.
               3.10. Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
4. CONDITIONS PRECEDENT
               4.1. Conditions to Closing. The occurrence of the Closing Date is subject to the satisfaction on such date of the following conditions precedent:
               (a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the Borrower, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent:
     (i) executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender party hereto on the date hereof and the Borrower;
     (ii) a Note executed by the Borrower in favor of each Lender requesting a Note so long as such request is made at least 3 Business Days prior to the Closing Date;
     (iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Borrower as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which the Borrower is a party;

     (iv) such documents and certifications as the Administrative Agent may reasonably require to evidence that the Borrower is duly organized or formed, and that the Borrower is validly existing, in good standing and qualified to engage in business in the jurisdiction where the Borrower is organized;
     (v) a Closing Certificate of the Borrower with appropriate insertions and attachments, if any;
     (vi) a certificate signed by a Responsible Officer on behalf of the Borrower either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by the Borrower and the validity against the Borrower of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required; and
     (vii) a certificate signed by a Responsible Officer on behalf of the Borrower certifying (A) that the conditions specified in Sections 4.2(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since December 31, 2006 that has had or could be reasonably expected to have a Material Adverse Effect.
               (b) Fees. (i) The Administrative Agent and the Arranger shall have received all fees required to be paid by the Borrower on or prior to the Closing Date.
     (ii) The Borrower shall have paid all fees, charges and disbursements of Bingham McCutchen LLP, as counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent), to the extent required to be paid by the Borrower and invoiced prior to the Closing Date.
               (c) Legal Opinions. The Administrative Agent shall have received the legal opinion of Cravath, Swaine & Moore LLP counsel to the Borrower substantially in the form of Exhibit F.
               (d) Termination of Existing Credit Facility. The Administrative Agent shall have received evidence (including, without limitation, payoff letters), reasonably satisfactory to the Administrative Agent in its reasonable discretion, that the Existing Credit Agreement has been or concurrently with the Closing Date is being terminated.
               (e) Closing Date. The Closing Date shall occur on or before August 31, 2007.
               (f) Material Adverse Effect. Up to and including the Closing Date, since December 31, 2006 no event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect shall have occurred.
               4.2. Conditions to Closing and Each Extension of Credit. The occurrence of the Closing Date and the agreement of each Lender to make any extension of credit requested to be made by it hereunder on any date (including, without limitation, its initial extension of credit or any issuance, or increase in the amount of, any Letter of Credit but excluding conversions or continuations of Loans) is subject to the satisfaction of the following conditions precedent:
               (a) Representations and Warranties. Each of the representations and warranties made by the Borrower in Section 5 (other than Section 5.5) or pursuant to any of the other Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except to the extent that they expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.
               (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.
               (c) Borrowing Request. Except as provided in Section 3.3, the Administrative Agent shall have received a Borrowing Request or, as applicable, an Application.
Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit (including any issuance, or increase in the amount of, any Letter of Credit) that the conditions contained in Section 4.2 (a) and (b) have been satisfied on and as of the date of the applicable extension of credit.
5. REPRESENTATIONS AND WARRANTIES
               To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:
               5.1. Financial Statements.
               (a) The audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries, as at December 31, 2006 and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, reported on and accompanied by unqualified reports from Ernst & Young LLP or another independent certified public accounting firm of nationally recognized standing, present fairly in all material respects the consolidated financial condition of the Borrower and its consolidated Subsidiaries, as at such date, and the consolidated results of their operations and their consolidated cash flows for such fiscal year then ended in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).
               (b) The unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries, as of and for the fiscal quarter ended June 30, 2007, and the related unaudited consolidated statements of income and cash flows for such fiscal quarters ended on such dates, present fairly in all material respects the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such dates, and the consolidated results of their operations and their consolidated cash flows for the fiscal quarters then ended in accordance with GAAP applied consistently throughout the periods involved (except (x) as approved by the aforementioned firms of accountants and disclosed therein or (y) for normal year-end audit adjustments and the absence of footnotes).
               5.2. Corporate Existence; Compliance with Law. The Borrower and each of its Subsidiaries (a) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, except to the extent that the failure of the Subsidiaries to be so organized, validly existing and in good standing could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, (b) has the corporate or other power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, except to the extent that the failure to have such power, authority and legal right could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, (c) is duly qualified as a foreign corporation and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification, except to the extent failure to so qualify or be in good standing could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, and (d) is in compliance with all Requirements of Law, including, without limitation, with respect to environmental laws, except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
               5.3. Corporate Power; Authorization; Enforceable Obligations. The Borrower has the corporate or other power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and to borrow hereunder. The Borrower has taken all necessary corporate or other action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and to authorize the borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except consents, authorizations, filings and notices described in Schedule 5.3, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and except to the extent failure to obtain any consents, authorizations, filings, and notices could not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Loan Document to which the Borrower is a party has been duly executed and delivered on behalf of the Borrower. This Agreement constitutes, and each other Loan Document to which the Borrower is a party upon execution will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
               5.4. No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of the Borrower or any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation, except to the extent such violation or Lien could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

               5.5. No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its Subsidiaries or against any of their respective properties or assets that (a) purport to affect or pertain to this Agreement or any other Loan Document or any of the transactions contemplated hereby or thereby, or (b) could reasonably be expected to have a Material Adverse Effect.
               5.6. Ownership of Property; Liens. The Borrower and each of its Subsidiaries has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other Property, and none of such Property is subject to any Lien except as permitted by Section 7.3, except to the extent such defects in title could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
               5.7. Intellectual Property. The Borrower and each of its Subsidiaries owns, or is licensed to use, all Intellectual Property material to the conduct of its business as currently conducted. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does the Borrower know of any valid basis for any such claim, other than claims that could not, in the aggregate, reasonably be expected to have a Material Adverse Effect. The use of Intellectual Property by the Borrower and its Subsidiaries does not infringe on the rights of any Person in any material respect, except for infringements that could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
               5.8. Taxes. The Borrower and each of its Subsidiaries has filed or caused to be filed all material Federal, state and other tax returns that are required to be filed (taking into account any applicable extensions) and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property and all other material taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority and, to the knowledge of the Borrower, no tax Lien has been filed, and no claim is being asserted, with respect to any such tax, fee or other charge, except (i) those in respect of which the amount or validity are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with SAP or GAAP, as applicable, have been provided on the books of the Borrower or its Subsidiaries, as the case may be, and (ii) any amount the failure of which to pay could not reasonably be expected to result in a Material Adverse Effect.
               5.9. Federal Regulations. No part of the proceeds of any Loans will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U.
               5.10. ERISA. Except as could not reasonably be expected to result in a Material Adverse Effect, neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any

Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by an amount which could reasonably be expected to result in a Material Adverse Effect. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect. Except as could not reasonably be expected to result in a Material Adverse Effect, no such Multiemployer Plan is in Reorganization or Insolvent.
               5.11. Investment Company Act; Other Regulations. The Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended. The Borrower is not subject to regulation under any Requirement of Law (other than Regulation X of the Board) which limits its ability to incur Indebtedness hereunder.
               5.12. Use of Proceeds. The proceeds of the Loans and the Letters of Credit shall be used for working capital and general corporate purposes of the Borrower and its Subsidiaries, including, without limitation, (a) acquisitions, (b) the issuance of Letters of Credit, (c) refinancings of outstanding indebtedness, if any, of the Borrower and its Subsidiaries (including under the Existing Credit Agreement and the Existing Letters of Credit), and (d) for payment of fees and expenses incurred in connection with this Agreement.
               5.13. Accuracy of Information, etc. No statement or information contained in any document, certificate or statement furnished to the Administrative Agent or the Lenders or any of them, by or on behalf of the Borrower for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, taken as a whole contained, as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statement, information, document or certificate was made or furnished. The projections and pro forma financial information contained in the materials referenced above were prepared in good faith based on assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.
               5.14. Insurance Regulatory Matters. No License of any Insurance Subsidiary, the loss of which could reasonably be expected to have a Material Adverse Effect, is the subject of a proceeding for suspension or revocation. To the knowledge of the Borrower, there is no sustainable basis for such suspension or revocation, and no such suspension or revocation has been threatened by any Governmental Authority.

               5.15. Indebtedness and Liens. As of the Closing Date, (i) no Subsidiary of the Borrower had outstanding any Indebtedness that was created, incurred or assumed after June 30, 2007, except Indebtedness that would have been permitted by Section 7.2 (without giving effect to the Indebtedness permitted by Section 7.2(a)(i)) if created, incurred or assumed by such Subsidiary on the Closing Date and (ii) there does not exist (a) any Lien that was created, incurred or assumed after June 30, 2007, upon any stock or Indebtedness of any Subsidiary to secure any Debt of the Borrower or any of its Subsidiaries or any other Person (other than the obligations hereunder) or (b) any Lien that was created, incurred or assumed after June 30, 2007, upon any other Property, to secure any Debt of the Borrower or any of its Subsidiaries or any other Person (other than the obligations hereunder), except, in the case of (a) or (b), Liens that would have been permitted by Section 7.3 hereof (without giving effect to the Liens that would have been permitted by Section 7.3(i)(x)) if so created, incurred or assumed on the Closing Date.
               5.16. Taxpayer Identification Number. As of the date hereof, the Borrower’s true and correct U.S. taxpayer identification number is set forth on Schedule 10.02.
6. AFFIRMATIVE COVENANTS
     The Borrower hereby agrees that, from and after the Closing Date and so long as, the Commitments remain in effect, any Letter of Credit remains outstanding, there exists any unpaid Reimbursement Obligations or any principal or interest on any Loan or any fee payable hereunder is owing to any Lender or the Administrative Agent hereunder, the Borrower shall and shall cause each of its Subsidiaries to:
               6.1. Financial Statements. Furnish to the Administrative Agent (either electronically or with sufficient copies for distribution by the Administrative Agent to each Lender):
               (a) (i) not later than the date required to be filed pursuant to the Act of 1934 (after giving effect to any extension permitted or granted by the SEC), but in any event (including if not required to be filed pursuant to the Act of 1934) not later than 95 days after the end of each fiscal year of the Borrower ending subsequent to the Closing Date, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such fiscal year, and the related audited consolidated statements of income and of cash flows for such fiscal year, setting forth in each case in comparative form the figures as of the end of and for the previous fiscal year, accompanied by an opinion by Ernst & Young LLP, or other independent certified public accounting firm of nationally recognized standing, which report shall be prepared in accordance with generally accepted auditing standards and applicable securities laws and shall not be subject to a “going concern” or like qualification or exception, or qualification as to the scope of the audit (for purposes hereof, delivery of the Borrower’s annual report on Form 10-K (which shall be deemed delivered on the date when such document is posted on the SEC’s website at www.sec.gov or any replacement website) will be sufficient in lieu of delivery of such financial statements); and (ii) not later than the date required to be filed pursuant to the Act of 1934 (after giving effect to any extension permitted or granted by the SEC), but in any event (including if not required to be filed pursuant to the Act of 1934) not later than 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower ending subsequent to the Closing Date, a copy of the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such fiscal quarter and the related unaudited consolidated statements of income and of cash flows for such fiscal quarter and the portion of the fiscal year through the end of such fiscal quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer on behalf of the Borrower as being fairly stated in all material respects in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes) (for purposes hereof, delivery of the Borrower’s Quarterly Report on Form 10-Q (which shall be deemed delivered on the date when such document is posted on the SEC’s website at www.sec.gov or any replacement website) will be sufficient in lieu of delivery of such financial statements and certifications); all such financial statements, together with notes to such financial statements, to fairly present in all material respects the financial condition and income and cash flows of the subject thereof as at the dates and for the periods covered thereby in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except (x) as approved by such accountants or officer, as the case may be, and disclosed therein or (y) in the case of unaudited financial statements, subject to normal year-end adjustments and the absence of footnotes);
               (b) not later than the date required by Law to be prepared (or such later date as may be allowed by the applicable Governmental Authority), but in any event not later than (i) 95 days after the end of each fiscal year of a Material Insurance Subsidiary (as of the date of delivery pursuant hereto), copies of the unaudited Annual Statement of such Material Insurance Subsidiary, certified by a Responsible Officer on behalf of such Material Insurance Subsidiary; all such statements to be prepared in accordance with SAP consistently applied throughout the periods reflected therein and, if required by the applicable Governmental Authority, audited and certified by independent certified public accounting firm of recognized national standing (it being understood that delivery of audited statements shall be made within 10 days following the delivery of such statements to the applicable Governmental Authority); and (ii) 70 days after the end of each interim financial period of each Material Insurance Subsidiary in respect of which an Interim Statement is required to be prepared (as of the date delivery of such Interim Statement is required), copies of the Interim Statement of such Material Insurance Subsidiary for such interim financial period, all such statements to be prepared in accordance with SAP consistently applied throughout the period reflected herein;
               (c) within 15 days after being delivered to any Material Insurance Subsidiary subsequent to the Closing Date, any final Report on Examination issued by the applicable Department or the NAIC that results in material adjustments to the financial statements referred to in paragraph (b) above;
               (d) to the extent such a statement is required by Law to be prepared, within 10 days following the delivery to the applicable Department, a copy of each “Statement of Actuarial Opinion” and “Management Discussion and Analysis” for a Material Insurance Subsidiary which is provided to the applicable Department as to the adequacy of loss reserves of such Material Insurance Subsidiary, such opinion to be in the format prescribed by the insurance code of the state of domicile of such Material Insurance Subsidiary; and
               (e) promptly after the Borrower’s receipt thereof, subject to any restrictions imposed by such independent accountants, copies of any management letters submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the annual audit of the Borrower or any of its Subsidiaries.
               6.2. Certificates; Other Information. Furnish to the Administrative Agent (either electronically or with sufficient copies for distribution by the Administrative Agent to each Lender) or, in the case of clause (d), to the relevant Lender:
               (a) within 5 Business Days after the delivery of the audited financial statements referred to in Section 6.1(a)(i), a certificate of the independent certified public accounting firm reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default (it being understood that (i) such certificate shall only be required if delivery by such independent certified public accounting firm of such a certificate is not prohibited by its policies and (ii) any such certificate may be limited in scope and qualified in accordance with customary practices of the accounting profession), except as specified in such certificate;
               (b) within 5 Business Days after the deadline for the delivery of any financial statements pursuant to Section 6.1(a), (i) a certificate of a Responsible Officer of the Borrower stating that such Responsible Officer has obtained no knowledge of any continuing Default or Event of Default except as specified in such certificate and (ii) a Compliance Certificate containing all information and calculations necessary for determining compliance by the Borrower with Section 7.1 as of the last day of the fiscal quarter or fiscal year of the Borrower;
               (c) within 10 days after the same are filed with the SEC (unless posted on the SEC’s website at www.sec.gov or any replacement website), all reports and filings on Forms 10-K, 10-Q and 8-K that the Borrower may make to, or file with, the SEC, including any request of an extension of time for the filing of any such reports; and
               (d) promptly, such additional financial and other information as the Administrative Agent or any Lender may from time to time reasonably request.
               (e) The Borrower hereby acknowledges that (a) unless otherwise directed by the Borrower, the Administrative Agent and/or the Arranger will make available to the Lenders and the Issuing Bank materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”), subject to confidentiality undertakings reasonably acceptable to the Borrower and the Arranger, and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, the Issuing Bank and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding any of the foregoing, if the Borrower also delivers any materials and/or information pursuant to this Section 6.2(e) in paper format to the Administrative Agent, such paper materials shall be deemed to be Borrower Materials for all purposes. Nothing in this Section 6.2(e) shall limit the obligations of the Administrative Agent and the Lenders under Section 10.16.
               6.3. Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature (other than Indebtedness), except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Subsidiaries, as the case may be; provided, that the Borrower may, in the ordinary course of business, extend payments on those payables if beneficial to the operation of their businesses.
               6.4. Conduct of Business and Maintenance of Existence, etc. (a) Except as otherwise would not be a Fundamental Change (i) with respect to each Subsidiary of the Borrower, preserve, renew and keep in full force and effect its corporate existence and (ii) with respect to the Borrower and each of its Subsidiaries, take all reasonable action to maintain all licenses, permits, rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in the case of clause (i) above and clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations (other than in respect of Indebtedness) and Requirements of Law, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
               6.5. Maintenance of Property; Insurance. (a) Keep all Property and systems useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies (other than with the Borrower or its Subsidiaries) insurance on all its Property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business (it being understood that, to the extent consistent with prudent business practices of Persons carrying on a similar business in a similar location, a program of self-insurance for first and other loss layers may be utilized).
               6.6. Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP(or SAP as applicable) and all Requirements of Law shall be made of all material dealings and transactions in relation to its business and activities and (b) upon reasonable prior notice, permit representatives of the Administrative Agent (who may be accompanied by representatives of other Lenders) and, during the continuance of an Event of Default, any Lender to (x) visit and inspect any of its properties, (y) during the continuance of an Event of Default, conduct reasonable examinations of (and, with the consent of the Borrower, such consent not to be unreasonably withheld, make abstracts from) any of its books and records at any reasonable time and as often as may reasonably be requested and (z) discuss the business, operations, properties and financial and other condition of the Borrower with officers and employees of the Borrower. It is understood that (i) any information obtained by the Administrative Agent or any Lender in any visit or inspection pursuant to this Section 6.6 shall be subject to the confidentiality requirements of Section 10.16, (ii) the Borrower may impose, with respect to any Lender or any Affiliate of any Lender reasonably deemed by the Borrower to be engaged significantly in a business which is directly competitive with any material business of the Borrower and its Subsidiaries, reasonable restrictions on access to proprietary information of the Borrower and its Subsidiaries and (iii) the Lenders will coordinate their visits through the Administrative Agent with a view to preventing the visits provided for by this Section 6.6 from becoming unreasonably burdensome to the Borrower and its Subsidiaries.
               6.7. Notices. Give notice to the Administrative Agent (it being agreed that the Administrative Agent shall, upon receipt of such notice, notify each Lender thereof) of the following within the time periods specified:
               (a) Promptly after any Responsible Officer of the Borrower obtains knowledge thereof, the occurrence of any Default or Event of Default;
               (b) Within five days after any Responsible Officer of the Borrower obtains knowledge thereof, the occurrence of:
     (i) any default or event of default under any Contractual Obligation (other than in respect of Indebtedness) of the Borrower or any of its Subsidiaries or any litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;
     (ii) (A) any litigation or proceeding affecting the Borrower or any of its Subsidiaries (other than claims-related litigation involving an Insurance Subsidiary) in which (x) the amount involved (and not covered by insurance) is $50,000,000 or more or (y) in which injunctive or similar relief is sought that could reasonably be expected to have a Material Adverse Effect and (B) any claims-related litigation affecting any Insurance Subsidiary which could reasonably be expected to have a Material Adverse Effect; and
     (iii) of any announcement by Moody’s or S&P of any change in a Debt Rating that changes the Applicable Margin.
               (c) As soon as possible and, in any event, within 30 days after a Responsible Officer of the Borrower obtains knowledge thereof: (A) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (B) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan.
Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer on behalf of the Borrower setting forth details of the occurrence or such default referred to therein and stating what action the Borrower or the relevant Subsidiary proposes to take with respect thereto.
               6.8. Taxes. Pay, discharge, or otherwise satisfy before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon it and its real estate, sales and activities, or any part thereof, or upon the income or profits therefrom, other than where failure to pay such taxes could not reasonably be expected to result in a Material Adverse Effect; provided that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and reserves in conformity with SAP or GAAP, as applicable, have been provided on the books of the Borrower and its Subsidiaries, as the case may be.
               6.9. Use of Proceeds. Use the proceeds of the Loans and the Letters of Credit solely for the purposes set forth in Section 5.12.
               6.10. Further Assurances. The Borrower will, and will cause each of its Subsidiaries to, cooperate with the Lenders and the Administrative Agent and execute such further instruments and documents as the Lenders or the Administrative Agent shall reasonably request to give effect to the transactions contemplated by this Agreement and the other Loan Documents.
7. NEGATIVE COVENANTS
     The Borrower hereby agrees that, from and after the Closing Date and so long as the Commitments remain in effect, any Letter of Credit remains outstanding, there exist any unpaid Reimbursement Obligations or any principal or interest on any Loan or any fee payable hereunder is owing to any Lender or the Administrative Agent hereunder:
               7.1. Financial Condition Covenants.
               (a) Authorized Control Level Risk-Based Capital of Material Insurance Subsidiaries. The Borrower will cause each of its Material Insurance Subsidiaries to maintain a ratio of (x) “Total Adjusted Capital” to (y) “Company Action Level Risk-Based Capital” of at least 200%”, in each case, as determined at the end of each fiscal year and as each such term is defined from time to time by the rules and regulations of the NAIC.
               (b) Maintenance of Total Consolidated Debt to Total Consolidated Capitalization Ratio. The Borrower shall not permit its Total Consolidated Debt to Total Consolidated Capitalization Ratio, as at the end of any fiscal quarter, commencing with the first fiscal quarter ending after the Closing Date, to exceed thirty-seven and one-half percent (37.5%).

               7.2. Limitation on Indebtedness. (a) The Borrower will not permit any of its Subsidiaries to create, incur or assume or suffer to exist any Indebtedness, except:
     (i) Indebtedness outstanding as of the Closing Date and any refinancings, refundings, renewals or extensions thereof (without any increase in the principal amount thereof, other than by the amount of any necessary pre-payment premiums, unpaid accrued interest and other costs of refinancing, or any shortening of the final maturity of any principal amount thereof to a date prior to the Revolving Credit Termination Date);
     (ii) Indebtedness of any Insurance Subsidiary incurred or issued in the ordinary course of its business or in securing insurance-related obligations (that do not constitute Indebtedness) of such Insurance Subsidiary and letters of credit, bank guarantees, surety bonds or similar instruments issued for the account of any Insurance Subsidiary in the ordinary course of its business or in securing insurance-related obligations (that do not constitute Indebtedness) of such Insurance Subsidiary;
     (iii) Indebtedness in respect of letters of credit, bank guarantees, surety and appeal bonds, or performance bonds or other obligations of a like nature arising in the ordinary course of business and not for capital raising purposes and issued for the account of any Non-Regulated Operating Subsidiary;
     (iv) short-term Indebtedness (i.e. with a maturity of less than one year when issued, provided that such Indebtedness may include an option to extend for up to an additional one year period) of any Insurance Subsidiary incurred to provide short-term liquidity to facilitate claims payment in the event of catastrophe;
     (v) Indebtedness of a Subsidiary acquired after the Closing Date or a corporation merged into or consolidated with a Subsidiary after the Closing Date and Indebtedness assumed in connection with the acquisition of assets, which Indebtedness, in each case, exists at the time of such acquisition, merger or consolidation and is not created in contemplation of such event, as well as any refinancings, refunds, renewals or extensions of such Indebtedness (without increase in the principal amount thereof other than by the amount of any necessary pre-payment premiums, unpaid accrued interest and other costs of refinancing);
     (vi) Indebtedness owing or issued by a Subsidiary to any other Subsidiary or to the Borrower;
     (vii) Guarantee Obligations made by a Subsidiary in respect of obligations of another Subsidiary;
     (viii) Indebtedness under the Loan Documents;

     (ix) Indebtedness represented by Qualified Securities, Trust Preferred Securities or Mandatory Convertible Securities (except to the extent such Indebtedness is included in the calculation of Total Consolidated Debt);
     (x) Indebtedness of any mutual fund Subsidiary incurred to provide short-term (i.e. not anticipated to be outstanding for more than one year when incurred) liquidity to facilitate redemption payments by such mutual fund Subsidiary; and
     (xi) other Indebtedness of such Subsidiaries, provided that at the time such Indebtedness is incurred or issued, the aggregate principal amount of such Indebtedness when added to all other Indebtedness incurred or issued pursuant to this clause (xi) and then outstanding, does not exceed 15% of the Consolidated Net Worth of the Borrower.
               7.3. Limitation on Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist (a) any Lien upon any stock or indebtedness of any Subsidiary, whether owned on the date of this Agreement or hereafter acquired, to secure any Debt of the Borrower or any of its Subsidiaries or any other Person (other than the obligations hereunder) or (b) any Lien upon any other Property of the Borrower or its Subsidiaries, whether owned or leased on the date of this Agreement, or thereafter acquired, to secure any Debt of the Borrower or any of its Subsidiaries or any other Person (other than the obligations hereunder), except:
     (i) (x) any Lien existing on the date of this Agreement or (y) any Lien upon stock or Indebtedness or other Property of any Person existing at the time such Person becomes a Subsidiary or existing upon stock or Indebtedness of a Subsidiary or any other Property at the time of acquisition of such stock or Indebtedness or other Property (provided that such Lien was not created in connection with the acquisition of such Person or such Property), and any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any such Lien in clauses (x) or (y) above; provided, however, that the principal amount of Debt secured by such Lien shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement; and provided, further, that such Lien shall be limited to all or such part of the stock or Indebtedness or other Property which secured the Lien so extended, renewed or replaced;
     (ii) any Permitted Liens; and
     (iii) any Lien upon any Property if the aggregate amount of all Debt then outstanding secured by such Lien and all other Liens permitted pursuant to this clause (iii) does not exceed 15% of the Consolidated Net Worth of the Borrower as shown on the audited consolidated balance sheet contained in the latest annual report to stockholders of the Borrower;

provided that Debt secured by Liens permitted by clauses (i) and (ii) shall not be included in the amount of such secured Debt.
               7.4. Limitation on Changes in Fiscal Periods. The Borrower shall not permit its fiscal year to end on a day other than December 31 or change its method of determining fiscal quarters.
               7.5. Limitation on Lines of Business. The Borrower shall not engage to any extent that is material for the Borrower and its Subsidiaries, taken as a whole, in any business, either directly or through any Subsidiary, other than a Principal Business.
8. EVENTS OF DEFAULT
               8.1. Events of Default. If any of the following events shall occur and be continuing:
               (a) The Borrower shall fail to pay any principal of any Loan made to the Borrower or Reimbursement Obligation owing by the Borrower when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan made to the Borrower or Reimbursement Obligation owing to the Borrower, or any other amount payable by the Borrower hereunder or under any other Loan Document, within three Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or
               (b) The Borrower shall default in the observance or performance of any agreement contained in Section 6.7(a) or Section 7; or
               (c) (i) The Borrower or any of the Borrower’s Material Insurance Subsidiaries shall voluntarily commence any case, proceeding or other action (A) under any Debtor Relief Law, (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of the Borrower’s Material Insurance Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of the Borrower’s Material Insurance Subsidiaries any case, proceeding or other action under any Debtor Relief Law that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) the Borrower or any of the Borrower’s Material Insurance Subsidiaries shall take any corporate action to authorize or effect any of the acts set forth in clause (i), or (ii), above; or (iv) the Borrower or any of the Borrower’s Material Insurance Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or
               (d) A Change of Control; or
               (e) A Fundamental Change; or
               (f) Any representation or warranty made or deemed made by the Borrower herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this

Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished; or
               (g) The Borrower shall default in the observance or performance of any other agreement, covenant, term or condition contained in this Agreement or any other Loan Document (not specified in Sections 8.1(a), 8.1(b) or 8.1(f)); or
               (h) The Borrower or any of its Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness (including, without limitation, any Guarantee Obligation, but excluding the Loans and Reimbursement Obligations) on the scheduled or original due date with respect thereto (after giving effect to any applicable grace periods); or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, the effect of which default is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder as a result of the occurrence of such default thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default described in clause (i), (ii) or (iii) of this paragraph (h) shall not at any time constitute an Event of Default unless, at such time, one or more defaults of the type described in clauses (i), (ii) and (iii) of this paragraph (h) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $50,000,000; or
               (i) (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Majority Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA or, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Majority Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions for which liability to the Borrower is reasonably expected to occur, if any, could, in the reasonable judgment of the Majority Lenders, reasonably be expected to have a Material Adverse Effect; or
               (j) One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving for the Borrower and its Subsidiaries taken as a whole a liability (to the extent not paid or fully covered by insurance above applicable deductions) of

$50,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 45 days from the entry thereof; or
               (k) Any License of any Insurance Subsidiary (i) shall be revoked by the Governmental Authority which issued such License, or any action (administrative or judicial) to revoke such License shall have been commenced against such Insurance Subsidiary and shall not have been dismissed within thirty days after the commencement thereof, (ii) shall be suspended by such Governmental Authority for a period in excess of thirty days or (iii) shall not be reissued or renewed by such Governmental Authority upon the expiration thereof following application for such reissuance or renewal of such Insurance Subsidiary, which, in the case of each of clauses (i), (ii) and (iii) above, could reasonably be expected to have a Material Adverse Effect.
Notwithstanding the foregoing, in the case of each of paragraphs (f) through (k) of this Section 8.1, such event shall not constitute an Event of Default unless such event continues unremedied for a period of 30 days after the Borrower shall have received written notice of such event from the Administrative Agent.
               8.2. Remedies Upon Event of Default. If any Event of Default specified in Section 8.1 occurs and is continuing, then, and in any such event, (a) if such event is an Event of Default specified in clause (i) or (ii) of Section 8.1(c) above with respect to the Borrower, automatically the commitment of each Lender to make Loans and any obligation of the Issuing Lender to make L/C Credit Extensions shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (b) if such event is any other Event of Default specified in Section 8.1, either or both of the following actions may be taken: (i) with the consent of the Majority Lenders, the Administrative Agent may, or upon the request of the Majority Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Credit Commitments and the obligation of the Issuing Lender to issue Letters of Credit to be terminated forthwith, whereupon the Revolving Credit Commitments and the L/C Commitment shall immediately terminate; and (ii) with the consent of the Majority Lenders, the Administrative Agent may, or upon the request of the Majority Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. In the case of any Letter of Credit issued for the account of the Borrower with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time Cash Collateralize such L/C Obligations in an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Such cash collateral shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After (a) all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement

Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full or (b) all Defaults and Events of Default hereunder and under the other Loan Document shall have been cured or waived, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto).
9. THE ADMINISTRATIVE AGENT
               9.1. Appointment. (a) Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
               (b) The Issuing Lender shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Issuing Lender shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Section 9 with respect to any acts taken or omissions suffered by the Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and the Applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in this Section 9 and in the definition of “Agent-Related Person” included the Issuing Lender with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the Issuing Lender; provided that nothing in this Agreement shall be construed to excuse the Issuing Lender from any liability to the Borrower for damages caused by the gross negligence or willful misconduct of the Issuing Lender or any Agent-Related Person.
               9.2. Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.
               9.3. Liability of Administrative Agent. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this

Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by the Borrower or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower or any Affiliate thereof.
               9.4. Reliance by Administrative Agent. (a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with Section 10.7 and all actions required by such Section 10.7 in connection with such transfer shall have been taken. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Majority Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Majority Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders; provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law.
               (b) For purposes of determining compliance with the conditions specified in Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
               9.5. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default as may be directed by the Majority Lenders in accordance with Section 8.2; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable or in the best interest of the Lenders.
               9.6. Credit Decision; Disclosure of Information by Administrative Agent. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Borrower or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower or any of its Affiliates which may come into the possession of any Agent-Related Person.
               9.7. Indemnification of Administrative Agent. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct, provided, however, that no action taken in accordance with the directions of the Majority Lenders (or such greater percentage of Lenders as may be required hereunder) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.7. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including

Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section 9.7 shall survive termination of the Total Revolving Credit Commitments, the payment of all other obligations and the resignation of the Administrative Agent.
               9.8. Administrative Agent in its Individual Capacity. Bank of America, N.A. and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower and its Affiliates as though Bank of America, N.A. were not the Administrative Agent or the Issuing Lender hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Bank of America, N.A. or its Affiliates may receive information regarding the Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, Bank of America, N.A. shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent or the Issuing Lender, and the terms “Lender” and “Lenders” include Bank of America, N.A. in its individual capacity.
               9.9. Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Borrower; provided that any such resignation by Bank of America, N.A. shall also constitute its resignation as Issuing Lender and Swing Line Lender, so long as a successor Issuing Lender and a successor Swing Line Lender (each consented to by the Borrower, such consent not to be unreasonably withheld or delayed) is appointed. If the Administrative Agent resigns under this Agreement, the Majority Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders, which successor administrative agent shall be consented to by the Borrower at all times other than during the continuance of a Specified Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor administrative agent from among the Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all of the rights, powers and duties of the retiring Administrative Agent, Issuing Lender and Swing Line Lender and the respective terms “Administrative Agent,” “Issuing Lender” and “Swing Line Lender” shall mean such successor administrative agent, Letter of Credit issuer and swing line lender, and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated and the retiring Issuing Lender’s and Swing Line Lender’s rights, powers and duties as such shall be terminated, without any other or further act or deed on the part of such retiring Issuing Lender or Swing Line Lender or any other Lender, other than the obligation of the successor Issuing Lender to issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or to make other arrangements satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 9 and Sections 10.5 and 10.6 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Majority Lenders appoint a successor agent as provided for above.
               9.10. Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
               (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.5, 3.9 and 10.5) allowed in such judicial proceeding; and
               (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
     and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.5, 3.9 and 10.5.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the obligations of the Borrower hereunder or under any of the other Loan Documents or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
               9.11. Guarantee and Collateral Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

               (a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Total Revolving Credit Commitments and payment in full of all obligations of the Borrower hereunder or under any of the other Loan Documents (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.1, if approved, authorized or ratified in writing by the Majority Lenders; and
               (b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.3.
               9.12. Other Agents; Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “co-agent,” “book manager,” “lead manager,” “arranger,” “lead arranger” or “co-arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.
10. MISCELLANEOUS
               10.1. Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Majority Lenders and the Borrower and delivered to the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
               (a) extend the expiration date of or increase the Revolving Credit Commitment of any Lender (or reinstate any Revolving Credit Commitment terminated pursuant to Section 8.2) without the written consent of such Lender;
               (b) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest or fees payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
               (c) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or, subject to clause (v) of the second proviso to this Section 10.1, any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Majority Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate;

               (d) change Section 2.14 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby; or
               (e) change any provision of this Section 10.1 or the percentage in the definition of “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;
               (f) amend, modify or waive any provision of Section 2.3 or 2.4 without the written consent of the Swing Line Lender;
               (g) amend, modify or waive any provision of Section 3 without the consent of the Issuing Lender;
               (h) amend, modify or waive the provisions of the definition of Interest Period regarding nine or twelve month Interest Periods for Eurodollar Loans without the consent of each relevant Lender; or
               (i) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents;
and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Lender in addition to the Lenders required above, modify the rights or duties of the Issuing Lender under this Agreement or any Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, modify the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, modify the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) Section 10.7(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (v) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Revolving Credit Commitment of such Lender may not be increased or extended without the consent of such Lender.
     Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Any such waiver, amendment, supplement or modification shall be effected by a written instrument signed by the parties required to sign pursuant to the foregoing provisions of this Section 10.1; provided, that delivery of an executed signature page of any such instrument by facsimile transmission shall be effective as delivery of a manually executed counterpart thereof.
     For the avoidance of doubt, this Agreement may be amended (or amended and restated) with the written consent of the Majority Lenders, the Administrative Agent and the Borrower party to each relevant Loan Document (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans, the L/C Obligations and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Majority Lenders.
               10.2. Notices; Effectiveness; Electronic Communication.
               (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by telecopier or by electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
     (i) if to the Borrower, the Administrative Agent, the Issuing Lender or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.2; and
     (ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.
     Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
               (b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to service of process or to notices to any Lender or the Issuing Lender pursuant to Section 2. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
               (c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT-RELATED PERSONS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT-RELATED PERSONS OR THE BORROWER IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Agent-Related Persons or the Borrower have any liability to any Agent-Related Person, the Borrower, any Lender, or the Issuing Lender for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent-Related Persons or the Borrower; provided, however, that in no event shall any Agent-Related Persons or the Borrower have any liability to any Agent-Related Person, the Borrower, any Lender, or the Issuing Lender for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages). Each Lender agrees that the Borrower shall be responsible only for the Borrower Materials and shall not have any liability (unless otherwise agreed in writing by the Borrower) for any other materials made available to the Lenders and shall not have any liability for any errors or omissions other than errors or omissions in the materials delivered to the Administrative Agent by the Borrower. Nothing in this Section 10.2(c) shall limit the obligation of the Administrative Agent and the Lenders under Section 10.16.
               (d) Change of Address, Etc. The Borrower, the Administrative Agent, the Issuing Lender and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the Issuing Lender and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative

Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.
               (e) Reliance by Administrative Agent, Issuing Lender and Lenders. The Administrative Agent, the Issuing Lender and the Lenders shall be entitled to rely and act upon any notices (including telephonic and written Borrowing Requests and notices of Swing Line Loans) purportedly given by or on behalf of the Borrower; provided that the foregoing shall not apply to losses, costs, expenses and liabilities caused by the gross negligence or willful misconduct of the relevant Lender or any Agent-Related Person even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the Issuing Lender, each Lender and the Agent-Related Persons from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower; provided that the foregoing shall not apply to losses, costs, expenses and liabilities caused by the gross negligence or willful misconduct of the relevant Lender or any Agent-Related Person. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
               (f) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on the Borrower, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.
               10.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.
               10.4. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any extension of credit, and shall continue in full force and effect as long as any Loan or any other obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
               10.5. Attorney Costs and Expenses. The Borrower agrees (a) to pay or reimburse the Administrative Agent and the Arranger for all reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, and (b) to pay or reimburse the Administrative Agent and each Lender for all reasonable out-of-pocket costs and expenses (which may include, to the extent reasonably incurred, all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts) incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the obligations of the Borrower hereunder or under any of the other Loan Documents and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. All amounts due under this Section 10.5 shall be payable not later than 30 days following written demand. The agreements in this Section 10.5 shall survive the termination of the Total Revolving Credit Commitments and repayment of all other obligations.
               10.6. Indemnification. (a) Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent-Related Person, each Arranger, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents, shareholders and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, settlement payments and causes of action of any kind or nature whatsoever and reasonable related out-of-pocket costs and expenses which may at any time be imposed on, incurred, suffered, sustained, required to be paid by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Revolving Credit Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower or any Subsidiary, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, settlement payments, causes of action or costs or expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. In all such litigation, or the preparation therefor, the Indemnitees shall be entitled to select counsel to the Indemnitees. To the extent reasonably practicable and not disadvantageous to any Indemnitee (as reasonably determined by the relevant Indemnitee), it is anticipated that a single counsel selected by the affected Lenders will be used. No Indemnitee shall be liable to the Borrower for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, and, to the fullest extent permitted by applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof (whether before or after the Closing Date); provided that this sentence shall not, as to any Indemnitee, apply to the extent such Indemnitee is found by a final non-appealable judgment of a court of competent jurisdiction to have acted with willful misconduct or gross negligence. All amounts due under this Section 10.6 shall be payable not later than 30 days following written demand. The agreements in this Section 10.6 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Total Revolving Credit Commitments and the repayment, satisfaction or discharge of all the other obligations of the Borrower hereunder.
               (b) To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 10.5 and Section 10.6(a) to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender or any Agent-Related Person of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender or such Agent-Related Person, as the case may be, such Lender’s Revolving Credit Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Issuing Lender in its capacity as such, or against any Agent-Related Person of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Issuing Lender in connection with such capacity. The obligations of the Lenders under this Section 10.6(b) are subject to the provisions of Section 2.14(f).
               10.7. Successors and Assigns.
               (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.7(b), (ii) by way of participation in accordance with the provisions of Section 10.7(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.7(f), or (iv) to an SPC in accordance with the provisions of Section 10.7(h) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.7(d) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.
               (b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
     (i) Minimum Amounts.
     (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
     (B) in any case not described in subsection (b)(i)(A) of this Section 10.7, the aggregate amount of the Revolving Credit Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Revolving Credit Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Specified Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.
     (ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Revolving Credit Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans;
     (iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section 10.7 and, provided that:
     (A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) a Specified Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;
     (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender;
     (C) the consent of the Issuing Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and
     (D) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment.
     (iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
     (v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any Affiliates or Subsidiaries of the Borrower.
     (vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.
     (vii) No Assignment to Approved Funds Prior to Specified Event of Default. No such assignment shall be made to an Approved Fund prior to the occurrence of a Specified Event of Default. After the occurrence and during the continuance of any Specified Event of Default, an Approved Fund shall be an Eligible Assignee hereunder.

     (viii) Creditworthiness of Affiliates and Approved Funds. Notwithstanding the foregoing, no such assignment shall be made to an Affiliate of a Lender or to an Approved Fund unless such Affiliate or Approved Fund shall be a financial institution having a senior unsecured debt rating of not less than “A-”, or its equivalent, by S&P.
     Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.7(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17, 2.18, 10.5 and 10.6 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender and a replacement Note, as applicable, to the assigning Lender.
               (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
               (d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any Affiliates or Subsidiaries of the Borrower) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the Issuing Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
     Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the

Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.1 that directly affects such Participant. Subject to Section 10.7(e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 or 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.7(b). To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.8 as though it were a Lender, provided such Participant agrees to be subject to Section 2.14 as though it were a Lender.
               (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Sections 2.16(d) and (e) as though it were a Lender.
               (f) Certain Pledges. Notwithstanding anything to the contrary contained herein, any Lender may, with notice to, but without prior consent of the Borrower and the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank (provided that notice to the Borrower and the Administrative Agent shall not be required in the case of a pledge or assignment to secure obligations to a Federal Reserve Bank); provided further that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute, or permit the substitution of, any such pledgee or assignee for such Lender as a party hereto.
               (g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
               (h) Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may, with notice to, but without prior consent of the Borrower and the Administrative Agent grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.14(e)(ii). Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 2.15), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Revolving Credit Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under any Debtor Relief Laws or any other Laws. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee in the amount of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC.
               (i) Resignation as Issuing Lender or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America, N.A. assigns all of its Revolving Credit Commitment and Loans pursuant to Section 10.7(b), Bank of America, N.A. may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as Issuing Lender, so long as a successor Issuing Lender (consented to by the Borrower, such consent not to be unreasonably withheld or delayed) has been appointed and/or (ii) upon 30 days’ notice to the Borrower, resign as Swing Line Lender, so long as a successor Swing Line Lender (consented to by the Borrower, such consent not to be unreasonably withheld or delayed) has been appointed. In the event of any such resignation as Issuing Lender or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor Issuing Lender or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America, N.A. as Issuing Lender or Swing Line Lender, as the case may be. If Bank of America, N.A. resigns as Issuing Lender, it shall retain all the rights and obligations of the Issuing Lender hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Lender and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 3.3). If Bank of America, N.A. resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.4. Upon the appointment of a successor Issuing Lender and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights and obligations of the retiring Issuing Lender or Swing Line Lender, as the case may be, and (b) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America, N.A. to effectively assume the obligations of Bank of America, N.A. with respect to such Letters of Credit.
               10.8. Adjustments; Set-off. (a) Except to the extent that this Agreement provides for a payment to be allocated to a particular Lender, if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of the obligations under the Credit Agreement or the other Loan Documents, owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8.1(c), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s obligations under the Credit Agreement or the other Loan Documents, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s obligations under the Credit Agreement or the other Loan Documents, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.
               (b) In addition to any rights and remedies of the Lenders provided by Law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable Law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower, as the case may be, and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.
               10.9. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.
               10.10. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

               10.11. Integration. This Agreement, the other Loan Documents and the Fee Letter represents the entire agreement of the Borrower, the Administrative Agent, the Arranger, the Syndication Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Arranger, the Administrative Agent, the Syndication Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein, in the other Loan Documents or in the Fee Letter. The Borrower agrees that its obligations under the Fee Letter shall survive the execution and delivery of this Agreement.
               10.12. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY).
               10.13. SUBMISSION TO JURISDICTION; WAIVERS. THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY:
               (a) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;
               (b) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;
               (c) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO THE BORROWER AT ITS ADDRESS SET FORTH IN SECTION 10.2 OR AT SUCH OTHER ADDRESS OF WHICH THE ADMINISTRATIVE AGENT SHALL HAVE BEEN NOTIFIED PURSUANT THERETO;
               (d) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION; AND
               (e) WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LEGAL ACTION

OR PROCEEDING REFERRED TO IN THIS SECTION 10.13 ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.
               10.14. WAIVERS OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.14 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
               10.15. No Advisory or Fiduciary Responsibility. In connection with this Agreement, the Borrower acknowledges and agrees that: (a) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Arranger, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (b) in connection with the process leading to such transaction, the Administrative Agent and the Arranger, each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person; (c) neither the Administrative Agent nor the Arranger have assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to this Agreement or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or the Arranger have advised or is currently advising the Borrower or any of its Affiliates on other matters) and neither the Administrative Agent nor the Arranger have any obligation to the Borrower or any of its Affiliates with respect to this Agreement except those obligations expressly set forth herein and in the other Loan Documents; (d) the Administrative Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor the Arranger have any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (e) the Administrative Agent and the Arranger have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to this Agreement (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.

               10.16. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority, such as the NAIC), (c) to the extent required by applicable Laws or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.16, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.16 or (y) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower, provided that the Administrative Agent or any such Lender, as applicable, will notify the Borrower as soon as practical in advance of any proposed disclosure pursuant to clause (c) above, unless such notification shall be prohibited by applicable law or legal process, so that the Borrower may seek a protective order or other appropriate remedy and the Administrative Agent or any such Lender, as applicable, will disclose only that portion of the Information that it is advised by its counsel is legally required or otherwise necessary to disclose. For purposes of this Section 10.16, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     Each of the Administrative Agent, the Lenders and the Issuing Lender acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary thereof, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.
               10.17. Accounting Changes. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree, upon the request of the Borrower or the Administrative Agent, to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Change as if such Accounting Change had not been made. Following any such request and until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Majority Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred. “Accounting Change” refers to a change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants, applicable Insurance Regulators, the NAIC or, if applicable, the SEC.
               10.18. USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.
               10.19. Interest Rate Limitation.
               (a) Notwithstanding anything to the contrary contained in any Loan Document, if at any time the rate of interest payable under any Loan Document (the “Stated Rate”) would exceed the rate of interest permitted to be charged under any applicable Law (the “Maximum Rate”), then for so long as the Maximum Rate would be so exceeded, the rate of interest payable shall be equal to the Maximum Rate; provided that if at any time thereafter, the Stated Rate is less than the Maximum Rate, the Borrower shall, to the extent permitted by applicable Law, continue to pay interest at the Maximum Rate until such time as the total interest received is equal to the total interest which would have been received had the Stated Rate been (but for the operation of this provision) the interest rate payable. Thereafter, the interest rate payable shall be the Stated Rate unless and until the Stated Rate again would exceed the Maximum Rate, in which event this provision shall again apply.
               (b) In no event shall the total interest received by a Lender exceed the amount which it could lawfully have received had the interest been calculated for the full term hereof at the Maximum Rate.
[Remainder of Page Left Intentionally Blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

The Borrower:

SYMETRA FINANCIAL CORPORATION

By:

Name:
Title:

BANK OF AMERICA, N.A., as
Administrative Agent

By:

Name:
Title:

BANK OF AMERICA, N.A., as
a Lender, Issuing Lender and Swing Line Lender

By:

Name:
Title:

THE BANK OF NEW YORK, as Lender

By:

Name:
Title:

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD. NEW YORK BRANCH, as Lender

By:

Name:
Title:

JPMORGAN CHASE BANK, N.A., as Lender

By:

Name: Lawrence Palumbo
Title: Vice President

U.S. BANK, NATIONAL ASSOCIATION, as Lender

By:

Name:
Title:

WILLIAM STREET COMMITMENT CORPORATION, as Lender

By:

Name:
Title:

LEHMAN COMMERCIAL PAPER INC., as Lender

By:

Name:
Title:

MERRILL LYNCH BANK USA, as Lender

By:

Name:
Title:

SCHEDULE 1
Commitment Schedule

	Revolving Credit	Revolving Credit
Lender	Commitment	Commitment Percentage
Bank of America, N.A.	$30,000,000	15.000000000%
901 Main Street
Mail Code: TX1-492-64-01
Dallas, TX 75202

The Bank of New York	$27,500,000	13.750000000%
Insurance Division
One Wall Street, 17th Floor
New York, NY 10286

Bank of Tokyo — Mitsubishi UFJ, Ltd.	$27,500,000	13.750000000%
New York Branch
1251 Avenue of the Americas
New York, NY 10020-1104

JPMorgan Chase Bank, N.A.	$27,500,000	13.750000000%
270 Park Avenue
4th Floor
New York, NY 10017-2014

U.S. Bank, National Association	$27,500,000	13.750000000%
1420 Fifth Avenue, 10th Floor
Mail Code: PDWA-T10M
Seattle, WA 98101

William Street Commitment Corporation	$20,000,000	10.000000000%
1 New York Plaza, 48th Floor
New York, NY 10004

Lehman Commercial Paper Inc.	$20,000,000	10.000000000%
745 7th Avenue, 5th Floor
New York, NY 10019

Merrill Lynch Bank USA	$20,000,000	10.000000000%
15 W. South Temple St., Suite 300
Salt Lake City, UT 84101

Total	$200,000,000	100.000000000%

Schedule 1A to
Symetra Financial Corporation Credit Agreement
Existing Letters of Credit
     None.

Schedule 5.3 to
Symetra Financial Corporation Credit Agreement
Consents, Authorizations, Filings and Notices
     None.

SCHEDULE 10.02
ADMINISTRATIVE AGENT’S OFFICE;
CERTAIN ADDRESSES FOR NOTICES
BORROWER:
Symetra Financial Corporation.
777 108th Avenue NE
Suite 1200
Bellevue, Washington 98004-5135
Attention: John E. Galaviz
Telephone: 425-256-5181
Telecopier: 425-256-5818
Electronic Mail: John.Galaviz@Symetra.com
U.S. Taxpayer Identification Number (Symetra Financial Corporation): 20-0978027
with a copy to:
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019-7475
Attention: Paul Michalski
Telecopier: 212-474-3700
ADMINISTRATIVE AGENT:
Administrative Agent’s Office
(for payments and Requests for Credit Extensions):
Bank of America, N.A.
2001 Clayton Road
Mail Code: CA4-702-02-25
Concord, CA 94520
Attention: Tina Obcena
Telephone: 925-675-8768
Telecopier: 888-969-9246
Electronic Mail: tina.obcena@bankofamerica.com
Account No.: 3750836479
Ref: Symetra Financial Corporation
ABA# 026009593
Other Notices as Administrative Agent:
Bank of America, N.A.
Agency Management
1455 Market Street, 5th Floor
Mail Code: CA5-701-05-19
San Francisco, CA 94103
Attention: Aamir Saleem
Telephone: 415-436-2769
Telecopier: 415-503-5089
Electronic Mail: aamir.saleem@bankofamerica.com

ISSUING LENDER:
Bank of America, N.A.
Trade Operations
1000 W. Temple Street
Mail Code: CA9-705-07-05
Los Angeles, CA 90012-1514
Attention: Stella Rosales
Telephone: 213-481-7828
Telecopier: 213-580-8441
Electronic Mail: stella.rosales@bankofamerica.com
SWING LINE LENDER:
Bank of America, N.A.
2001 Clayton Road
Mail Code: CA4-702-02-25
Concord, CA 94520
Attention: Tina Obcena
Telephone: 925-675-8768
Telecopier: 888-969-9246
Electronic Mail: tina.obcena@bankofamerica.com
Account No.: 3750836479
Ref: Symetra Financial Corporation
ABA# 026009593

EXHIBIT A
FORM OF COMPLIANCE CERTIFICATE
     This Compliance Certificate (this “Certificate”) is delivered pursuant to Section 6.2(b) of the Credit Agreement, dated as of August 16, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Symetra Financial Corporation, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and Issuing Lender.
The undersigned hereby certifies to the Administrative Agent and the Lenders as follows:
     1. I am the duly elected, qualified and acting [the Borrower to insert title of relevant Responsible Officer] of the Borrower.
     2. I have reviewed and am familiar with the contents of this Certificate.
     3. I have no knowledge of the existence, as of the date of this Certificate, of any continuing Default or Event of Default [, except as set forth below].
     4. Attached hereto as Attachment 1 are the computations showing compliance by the Borrower with the covenants set forth in Section 7.1 of the Agreement.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date set forth below.

SYMETRA FINANCIAL CORPORATION
By:
Name:
Title:

Date:                     , 200_

Attachment 1
to Exhibit A
COMPLIANCE CERTIFICATE WORKSHEET

I.	Section 7.1(a) — Authorized Control Level Risk-Based Capital of Material Insurance Subsidiaries.

A.	Total Adjusted Capital of relevant Material Insurance Subsidiary:	$	________

B.	Company Action Level Risk-Based Capital of relevant Material Insurance Subsidiary	$	________

C.	Line A divided by Line B multiplied by 100:		________	%

D.	Minimum percentage required:		200%

II.	Section 7.1(b) — Maintenance of Total Consolidated Debt to Consolidated Capitalization Ratio:

A. Total Consolidated Debt:

1.	Amounts that would, in conformity with GAAP, be reflected and classified as debt on a consolidated balance sheet of the Borrower and its consolidated Subsidiaries:	$	________

2.	Indebtedness represented by (i) Trust Preferred Securities or Qualified Securities (in each case, owned by Persons other than the Borrower or any of its consolidated Subsidiaries) but only to the extent that such securities (other than Mandatory Convertible Securities) exceed 15% of Total Consolidated Capitalization or (ii) Mandatory Redeemable Securities (owned by Persons other than the Borrower or any of its consolidated Subsidiaries) other than Qualified Securities:	$	________

3.	Indebtedness represented by Mandatory Convertible Securities (owned by Persons other than the Borrower or any of its consolidated Subsidiaries) but only to the extent that such Mandatory Convertible Securities plus Trust Preferred Securities and Qualified Securities (in each case, owned by Persons other than the Borrower or any of its consolidated Subsidiaries) exceed 25% of Total Consolidated Capitalization; provided, that in the event that the notes related to the Mandatory Convertible Securities remain outstanding following the exercise of forward purchase contracts related to such Mandatory Convertible Securities, then such outstanding notes will be included in Total Consolidated Debt thereafter:	$	________

4.	Sum of Line A(1) plus Line A(2) plus Line A(3):	$	________

B. Consolidated Capitalization:		$	________

1.	Consolidated Net Worth:	$	________

2.	Total Consolidated Debt (i.e. Line A(4)):	$	________

3.	Amounts in respect of Trust Preferred Securities, Mandatory Convertible Securities, Mandatory Redeemable Securities, Conditional Common Equity and any other preferred equity that would, in conformity with GAAP, be reflected on a consolidated balance sheet of the Borrower and its consolidated Subsidiaries prepared as of such date and which are not already included in Lines B(1) or B(2):	$	________

4.	Sum of Line B(1) plus Line B(2) plus Line B(3):	$	________

C. Line A(4) divided by Line B(4) multiplied by 100:			________	%

D. Maximum percentage permitted:			37.5%

EXHIBIT B-1
FORM OF BORROWING REQUEST
Date: ___________, ____
To:    Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
     Reference is made to that certain Credit Agreement, dated as of August 16, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Symetra Financial Corporation, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and Issuing Lender.
     [Pursuant to Section 2.2 of the Agreement, the Borrower hereby requests that a Revolving Credit Loan consisting of a [Base Rate Loan in the principal amount of $_____________] [Eurodollar Loan in the principal amount of $______________ with an Interest Period commencing on _______________ and maturing on _________] be made on __________ ____, _____].
     [Pursuant to Section 2.9 of the Credit Agreement, the Borrower hereby requests that a Revolving Credit Loan in a principal amount of $__________, which is currently a [Base Rate] [Eurodollar] Loan, be [converted to] [continued as] a [Base Rate] [Eurodollar] Loan [with an Interest Period commencing on _________ and maturing on _______________].
     The undersigned hereby certifies that, to his/her knowledge, the amount of the aggregate outstanding principal amount of the Loans plus the L/C Obligations on today’s date is $_________ and the amount of the Total Revolving Credit Commitment available for borrowing pursuant to Section 2.1 of the Agreement is $____________.

SYMETRA FINANCIAL CORPORATION
By:
Name:
Title:

EXHIBIT B-2
FORM OF SWING LINE LOAN NOTICE
Date: ____________, ____
To:	Bank of America, N.A., as Swing Line Lender Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
     Reference is made to that certain Credit Agreement, dated as of August 16, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Symetra Financial Corporation, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and Issuing Lender.
     The undersigned hereby requests a Swing Line Loan:
     1.     On __________________________(a Business Day).
     2.     In the amount of $________________.
     The borrowing of the Swing Line Loan requested herein complies with the requirements of the provisos to the first sentence of Section 2.4(a) of the Agreement.

SYMETRA FINANCIAL CORPORATION
By:
Name:
Title:

EXHIBIT C-1
FORM OF REVOLVING CREDIT NOTE
THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$_________	_________ ___, 200___
          FOR VALUE RECEIVED, the undersigned, SYMETRA FINANCIAL CORPORATION, a Delaware corporation (the “Borrower”), hereby unconditionally promises to pay to _____________________ (the “Lender”) or its registered assigns at the Administrative Agent’s Office specified in the Credit Agreement (as hereinafter defined) in lawful money of the United States and in immediately available funds, on the Revolving Credit Termination Date the principal amount of (a) _________ DOLLARS ($______) or, if less, (b) the aggregate unpaid principal amount of all Revolving Credit Loans made by the Lender to the Borrower pursuant to Section 2.1 of the Credit Agreement. The Borrower further agrees to pay interest in like money at the Administrative Agent’s Office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in Section 2.11 of the Credit Agreement.
          The holder of this Note is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, Type and amount of each Revolving Credit Loan made pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof, each continuation thereof, each conversion of all or a portion thereof to another Type and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto. Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed. The failure to make any such endorsement or any error in any such endorsement shall not affect the obligations of the Borrower in respect of any Revolving Credit Loan.
          This Note (a) is one of the promissory notes referred to in the Credit Agreement, dated as of August 16, 2007 (as amended, supplemented or modified from time to time, the “Credit Agreement”), among the Borrower, the lenders from time to time party thereto (collectively, the “Lenders”), and Bank of America, N.A., as Administrative Agent, Swing Line Lender and Issuing Lender, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional prepayment in whole or in part as provided in the Credit Agreement.
          Upon the occurrence of any one or more of the Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.
          Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
          NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED

EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 10.7 OF THE CREDIT AGREEMENT.
     THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
[Remainder of Page Left Intentionally Blank]

SYMETRA FINANCIAL CORPORATION
By:
Name:
Title:

Schedule A
to Revolving Credit Note
LOANS, CONVERSIONS AND REPAYMENTS OF BASE RATE LOANS

Amount of Base
		Amount	Amount of Principal	Rate Loans	Unpaid Principal
	Amount of Base	Converted to	of Base Rate Loans	Converted to	Balance of Base	Notation
Date	Rate Loans	Base Rate Loans	Repaid	Eurodollar Loans	Rate Loans	Made By

Schedule B
to Revolving Credit Note
LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF EURODOLLAR
LOANS

Amount of
			Interest		Eurodollar
		Amount	Period and		Loans	Unpaid
		Converted	Eurodollar	Amount of	Converted	Principal
	Amount of	to	Rate with	Principal of	to	Balance of
	Eurodollar	Eurodollar	Respect	Eurodollar	Base Rate	Eurodollar	Notation
Date	Loans	Loans	Thereto	Loans Repaid	Loans	Loans	Made By

EXHIBIT C-2
FORM OF SWING LINE NOTE
THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$	,200
          FOR VALUE RECEIVED, the undersigned, SYMETRA FINANCIAL CORPORATION, a Delaware corporation (the “Borrower”), hereby unconditionally promises to pay to Bank of America, N.A. (the “Swing Line Lender”) or its registered assigns at the Administrative Agent’s Office specified in the Credit Agreement (as hereinafter defined) in lawful money of the United States and in immediately available funds, on the Revolving Credit Termination Date the principal amount of (a)                      DOLLARS ($          ) or, if less, (b) the aggregate unpaid principal amount of all Swing Line Loans made by the Lender to the Borrower pursuant to Section 2.3 of the Credit Agreement. The Borrower further agrees to pay interest in like money at the Administrative Agent’s Office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in Section 2.11 of the Credit Agreement.
          The holder of this Note is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date and amount of each Swing Line Loan made pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof. Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed. The failure to make any such endorsement or any error in any such endorsement shall not affect the obligations of the Borrower in respect of any Swing Line Loan.
          This Note (a) is one of the promissory notes referred to in the Credit Agreement, dated as of August 16, 2007 (as amended, supplemented or modified from time to time, the “Credit Agreement”), among the Borrower, the lenders from time to time party thereto (collectively, the “Lenders”), and Bank of America, N.A., as Administrative Agent, Swing Line Lender and Issuing Lender, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional prepayment in whole or in part as provided in the Credit Agreement.
          Upon the occurrence of any one or more of the Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.
          Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
          NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 10.7 OF THE CREDIT AGREEMENT.
          THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
[Remainder of Page Left Intentionally Blank]

SYMETRA FINANCIAL CORPORATION
By:
Name:
Title:

Schedule A
to Swing Line Note
LOANS AND REPAYMENTS OF SWING LINE LOANS

		Amount of Principal	Unpaid Principal
	Amount of Swing	of Swing Line Loans	Balance of Swing
Date	Line Loans	Repaid	Line Loans	Notation Made By

EXHIBIT D
FORM OF EXEMPTION CERTIFICATE
          Reference is made to that certain Credit Agreement, dated as of August 16, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Symetra Financial Corporation, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and Issuing Lender.
                                                                        (the “Non-U.S. Lender”) is providing this certificate pursuant to Section 2.16(d) of the Agreement. The Non-U.S. Lender hereby represents and warrants that:
     1. The Non-U.S. Lender is the sole record and beneficial owner of the Loans [or the obligations evidenced by Note(s)] in respect of which it is providing this certificate.
     2. The Non-U.S. Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”). In this regard, the Non-U.S. Lender further represents and warrants that:
(a) the Non-U.S. Lender is not subject to regulatory or other legal requirements as a bank in any jurisdiction; and
(b) the Non-U.S. Lender has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements;
     3. The Non-U.S. Lender is not a 10-percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code; and
     4. The Non-U.S. Lender is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.

     IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date set forth below.

[NAME OF NON-U.S. LENDER]
By:
Name:
Title:

     Date:

EXHIBIT E
FORM OF CLOSING CERTIFICATE
August 16, 2007
          This Closing Certificate is delivered pursuant to Section 4.1(a)(v) and (vii) of the Credit Agreement, dated as of August 16, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Symetra Financial Corporation, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and Issuing Lender.
          The Borrower hereby certifies to the Administrative Agent and the Lenders as follows:
     1. The representations and warranties of the Borrower set forth in, or made pursuant to, each of the Loan Documents to which it is a party are true and correct in all material respects on and as of the date hereof with the same effect as if made on the date hereof, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date.
     2. No Default or Event of Default has occurred and is continuing as of the date hereof or after giving effect to the Loans to be made on the date hereof.
     3. No event or circumstance has occurred since December 31, 2006, that has had or could reasonably be expected to have a Material Adverse Effect.
     4. Assuming the required satisfaction of the Administrative Agent or the Lenders to the extent provided therein, the conditions precedent set forth in Section 4.1 of the Agreement were satisfied as of the Closing Date, except as set forth on Schedule I attached hereto.
     IN WITNESS WHEREOF, the undersigned has executed this Closing Certificate as of the date set forth above.

SYMETRA FINANCIAL CORPORATION
By:
Name:
Title:

Schedule I

EXHIBIT F
FORM OF LEGAL OPINION OF CRAVATH, SWAINE & MOORE LLP
[See attached]

Symetra Financial Corporation
Credit Agreement dated as of August 16, 2007
Ladies and Gentlemen:
     We have acted as special New York counsel to Symetra Financial Corporation, a Delaware corporation (the “Borrower”), in connection with the Credit Agreement dated as of August 16, 2007 (the “Credit Agreement”), among the Borrower, the lending institutions party thereto (the “Lenders”), Bank of America, N.A., as administrative agent for the Lenders (the “Administrative Agent”), swingline lender and issuing lender, JPMorgan Chase Bank, N.A., as syndication agent (the “Syndication Agent”) and The Bank of New York, The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch and U.S. Bank, National Association, as co-documentation agents (the “Co-Documentation Agents”). This opinion is being delivered to you pursuant to Section 4.1(c) of the Credit Agreement. Capitalized terms used but not defined herein have the meanings assigned to them in the Credit Agreement.
     In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including: (i) the Credit Agreement, (ii) the Certificate of Incorporation of the Borrower, as amended (the “Certificate of Incorporation”), (iii) the By-laws of the Borrower and (iv) resolutions adopted by the Board of Directors of the Borrower on August 9, 2007. We have also relied, with respect to certain factual matters, on the representations and warranties of the Borrower contained in the Credit Agreement and have assumed compliance by the Borrower with the terms of the Credit Agreement.
     In rendering our opinion, we have assumed (a) the genuineness of all signatures, (b) that each party to the Credit Agreement other than the Borrower has all necessary power, authority and legal right to execute and deliver the Credit Agreement and to perform its obligations thereunder and that the Credit Agreement is a legal, valid

2
and binding obligation of each party thereto other than the Borrower, (c) the due authorization, execution and delivery of the Credit Agreement by all parties thereto other than the Borrower, (d) the authenticity of all documents submitted to us as originals, and (e) the conformity to original documents of all documents submitted to us as copies and that insofar as any obligation under the Credit Agreement is to be performed in, or by a party organized under the laws of, any jurisdiction outside the State of New York, its performance will not be illegal or ineffective in any jurisdiction by virtue of the law of that jurisdiction.
     Based on the foregoing and subject to the qualifications hereinafter set forth, we are of opinion as follows:
     1. Based solely on a certificate from the Secretary of State of the State of Delaware, the Borrower is a corporation validly existing and in good standing under the laws of the State of Delaware. The Borrower has all necessary corporate power and authority to execute and deliver the Credit Agreement and to perform its obligations thereunder.
     2. The execution and delivery by the Borrower of the Credit Agreement and the performance by the Borrower of its obligations thereunder (a) have been duly authorized by all requisite corporate action on the part of the Borrower and (b) will not violate (i) the Certificate of Incorporation or By-laws of the Borrower or (ii) any law, rule or regulation of the United States of America or the State of New York or the General Corporation Law of the State of Delaware.
     3. The Credit Agreement has been duly executed and delivered by the Borrower, and constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject in each case to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally from time to time in effect and to general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding in equity or at law. The foregoing opinion is subject to the following qualifications: (i) insofar as provisions contained in the Credit Agreement provide for indemnification or limitations on liability, the enforceability thereof may be limited by public policy considerations, (ii) the availability of a decree for specific performance or an injunction is subject to the discretion of the court requested to issue any such decree or injunction and (iii) we express no opinion as to the effect of the laws of any jurisdiction other than the State of New York where any Lender may be located or where enforcement of the Credit Agreement may be sought that limit the rates of interest legally chargeable or collectible.
     4. No authorization, approval or other action by, and no notice to, consent of, order of or filing with, any United States Federal, New York State or, to the extent required under the General Corporation Law of the State of Delaware, Delaware governmental authority is required to be obtained or made by the Borrower in connection with the execution, delivery and performance by the Borrower of the Credit Agreement, other than (i) such reports to United States governmental authorities regarding international capital and foreign currency transactions as may be required pursuant to 31 C.F.R. Part 128, (ii) those that have been made or obtained and are in full force and effect

3
or as to which the failure to be made or obtained or to be in full force and effect should not result, individually or in the aggregate, in a material adverse effect on the Borrower and its Subsidiaries, taken as a whole and (iii) such registrations, filings and approvals that may be required because of the legal or regulatory status of any Lender or because of any other facts specifically pertaining to any Lender.
     We express no opinion herein as to any provision in the Credit Agreement that (a) relates to the subject matter jurisdiction of the United States District Court for the Southern District of New York to adjudicate any controversy related to the Credit Agreement (such as the provision found in Section 10.13 of the Credit Agreement), (b) contains a waiver of an inconvenient forum (such as the provision found in Section 10.13 of the Credit Agreement), (c) relates to a right of setoff in respect of purchases of interests in loans (such as the provision found in Section 10.8 of the Credit Agreement) or with respect to parties that may not hold mutual debts (such as the provision found in Section 10.8 of the Credit Agreement), (d) provides for liquidated damages, (e) relates to the waiver of rights to jury trial (such as the provision found in Section 10.14 of the Credit Agreement) or (f) relates to any arrangement or similar fee payable to any arranger (including the Arranger and the Administrative Agent) of the commitments or loans under the Credit Agreement or any fee not set forth in the Credit Agreement. We also express no opinion as to (i) the enforceability of the provisions of the Credit Agreement to the extent that such provision constitutes a waiver of illegality as a defense to performance of contract obligations or any other defense to performance which cannot, as a matter of law, be effectively waived, (ii) whether a state court outside the State of New York or a Federal court of the United States would give effect to the choice of New York law provided for in the Credit Agreement or (iii) compliance with, or the application or effect of, Federal or state securities laws or regulations or any laws or regulations relating to the provision of insurance or risk-management products or services to which the Borrower or any of its Subsidiaries is subject or the necessity of any authorization, approval or action by, or any notice to, consent of, order of, or filing with, any governmental authority, pursuant to any such laws or regulations.
     We understand that you are satisfying yourselves as to the status under Section 548 of the Bankruptcy Code and applicable state fraudulent conveyance laws of the obligations of the Borrower under the Credit Agreement and we express no opinion thereon.
     We are admitted to practice only in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal law of the United States of America.

4

     This opinion is rendered only to the Administrative Agent, the Syndication Agent, the Co-Documentation Agents and the existing Lenders under the Credit Agreement and is solely for their benefit in connection with the above transactions. In addition, we hereby consent to reliance on this opinion by a permitted assign of a Lender’s interest in the Credit Agreement, provided that such permitted assign becomes a Lender on or prior to the 30th day after the date of this opinion. We are opining as to the matters herein only as of the date hereof, and, while you are authorized to deliver copies of this opinion to such permitted assigns and they are permitted to rely on this opinion, the rights to do so do not imply any obligation on our part to update this opinion. This opinion may not be relied upon by any other person or for any other purpose or used, circulated, quoted or otherwise referred to for any other purpose.

Very truly yours,
The Lenders and the Administrative Agent party to the Credit Agreement referred to above
In care of Bank of America, N.A., as Administrative Agent
      Agency Management
          1455 Market Street, 5th Floor
                Mail Code: CA5-701-05-19
                     San Francisco, CA 94103
                         Attention: Aamir Saleem
JPMorgan Chase Bank, N.A., as Syndication Agent
     270 Park Avenue
           4th Floor
               New York, NY 10017-2014
The Bank of New York, as Co-Documentation Agent
     Insurance Division
           One Wall Street, 17th Floor
               New York, NY 10286
The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Co-Documentation Agent
     New York Branch
           1251 Avenue of the Americas
                New York, NY 10020-1104
U.S. Bank, National Association, as Co-Documentation Agent
     1420 Fifth Avenue, 10th Floor
          Mail Code: PDWA-T10M
               Seattle, WA 98101

EXHIBIT G
ASSIGNMENT AND ASSUMPTION
     This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified in item 1 below (the “Assignor”) and the Assignee identified in item 2 below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
     For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the Credit Agreement (including, without limitation, participations in L/C Obligations and Swing Line Loans) and (ii) to the extent permitted to be assigned under applicable Law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

     [for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]
     3. Borrower: Symetra Financial Corporation.
     4. Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement.
     5. Credit Agreement: Credit Agreement, dated as of August 16, 2007, among Symetra Financial Corporation, a Delaware corporation, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender, and Issuing Lender.

     6. Assigned Interest:

		Aggregate Amount of	Amount of	Percentage Assigned
		Commitment/Loans	Commitment/ Loans	of Commitment/
Assignor	Assignee	for all Lenders[1]	Assigned	Loans[2]		CUSIP Number

		$	$		%
		$	$		%
		$	$		%
[7. Trade Date:                                         ]3
     Effective Date:                                         , 20___ [MUTUALLY AGREED TO BY THE ASSIGNOR AND ASSIGNEE AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[1]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitments/Loans of all Lenders thereunder.

[3]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

     The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]
By:
Title:

[Consented to and] Accepted:

BANK OF AMERICA, N.A., as Administrative Agent
By:
Title:

[Consented to:]4

SYMETRA FINANCIAL CORPORATION
By:
Name:
Title:

[4]	Not required if a Specified Event of Default has occurred and is continuing.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
     1. Representations and Warranties.
     1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
     1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Sections 10.7(b)(iii), (iv), (v), (vi), (vii) and (viii) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.7(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) if it is a Non-U.S. Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
     2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

     3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT H
FORM OF
INSTRUMENT OF ACCESSION
     The undersigned,                     , in order to commit to lend to Symetra Financial Corporation, a Delaware corporation (the “Borrower”), any Loans (as defined in the Credit Agreement, as defined below) provided to the Borrower in accordance with the terms and conditions set forth in Section 2.21 of the Credit Agreement, hereby (a) agrees to become a Lender party to that certain Credit Agreement, dated as of August 16, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among the Borrower, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and Issuing Lender, a copy of which is attached hereto, and that its Revolving Credit Commitment amount is $                                         and (b) represents and warrants that it meets all of the requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement). Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Credit Agreement. The undersigned hereby agrees to perform all duties and obligations of a Lender under the Credit Agreement. This Instrument of Accession shall become a part of the Credit Agreement.
THIS INSTRUMENT OF ACCESSION AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY).
Executed as of the date set forth below.

[LENDER]
By:
Name:
Title:

Accepted as of this ___day of ___, 200___:

SYMETRA FINANCIAL CORPORATION
By:
Name:
Title:

EXHIBIT I
FORM OF EXTENSION REQUEST
Bank of America, N.A.
Agency Management
1455 Market Street, 5th Floor
Mail Code: CA5-701-05-19
San Francisco, CA 94103
Attention: Aamir Saleem
Symetra Financial Corporation
Ladies and Gentlemen:
     This Extension Request is delivered to you pursuant to Section 2.22 of the Credit Agreement, dated as of August 16, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Symetra Financial Corporation, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and Issuing Lender.
     In accordance with Section 2.22 of the Agreement, the Borrower hereby requests that the Lenders consent to an extension of the Revolving Credit Termination Date for a period of 364 days after the Existing Revolving Credit Termination Date to August ___, 20___.
     The Borrower hereby (i) certifies that annexed hereto as Exhibit A is a true and correct copy of resolutions duly adopted by the Board of Directors of the Borrower authorizing the Borrower to extend the maturity of the Credit Agreement, (ii) certifies and warrants that, (A) before and after giving effect to such extension, (1) the representations and warranties contained in Section 5 of the Agreement and the other Loan Documents are true and correct on and as of the Maturity Extension Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of Section 2.22 of the Agreement, the representations and warranties contained in subsections (a) and (b) of Section 5.1 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to subsection (a) of Section 6.1 of the Agreement, and (2) no Default has occurred and is continuing, and (B) no Material Adverse Effect since the date of delivery of the most recent financial statements pursuant to Section 6.1 of the Agreement has occurred, and (iii) on the Existing Revolving Credit Termination Date applicable to any Non-Extending Lender, the Borrower shall prepay any Loans outstanding on such date (and pay any additional amounts required pursuant to Section 2.17 of the Agreement) to the extent necessary to keep outstanding Loans ratable with the revised Revolving Credit Percentages of the respective Lenders effective as of such date

     The Borrower has caused this Extension Request to be executed and delivered, and the certification and warranties contained herein to be made, by its duly authorized officer this ___ day of ___, 20___1/.

SYMETRA FINANCIAL CORPORATION
By:
Name:
Title:

CONSENTED TO BY: BANK OF AMERICA, N.A., as Administrative Agent
By:
Name:
Title:

1/	A date not more than 120 days nor less than 35 days prior to the first or second anniversary of the Closing Date.

ASSIGNMENT AND ASSUMPTION
     This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified in item 1 below (the “Assignor”) and the Assignee identified in item 2 below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
     For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the Credit Agreement (including, without limitation, participations in L/C Obligations and Swing Line Loans) and (ii) to the extent permitted to be assigned under applicable Law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.
     1. Assignor: Lehman Commercial Paper Inc.
     2. Assignee: Barclays Bank PLC [Approved Fund]
     3. Borrower: Symetra Financial Corporation.
     4. Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement.
     5. Credit Agreement: Credit Agreement, dated as of August 16, 2007, among Symetra Financial Corporation, a Delaware corporation, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender, and Issuing Lender.

     6. Assigned Interest:

		Aggregate	Amount of	Percentage
		Amount of	Commitment/	Assigned of
		Commitment/Loans	Loans	Commitment/	CUSIP
Assignor	Assignee	for all Lenders[1]	Assigned	Loans[2]	Number
Lehman Commercial Paper Inc.	Barclays Bank PLC	$200,000,000.00	$20,000,000.00	10.000000%
7. Effective Date: October 7, 2009
     The terms set forth in this Assignment and Assumption are hereby agreed to:

Lehman Commercial Paper Inc.

By:	/s/ Tina Chen
Tina Chen
Title: Authorized Signatory

Barclays Bank PLC

By:	/s/ Nicholas Bell

Nicholas Bell
Title: Director

[1]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[2]	Set forth, to at least 9 decimals, as percentage of the Commitments/Loans of all lenders thereunder.

Consented to and Accepted:

BANK OF AMERICA, N.A., as
Administrative Agent

By:	/s/ Eric A. Smith
Eric A. Smith
Title: Assistant Vice President

Consented to: [3]

SYMETRA FINANCIAL CORPORATION

By:	/s/ Margaret A. Meister
Name:	Margaret A. Meister
Title:	Executive Vice President, Chief Financial Officer

[3]	Not required if a Specified Event of Default has occured and is continuing.

Consented to and Accepted:

Bank of America N.A

As Swingline Lender

By:	/s/ John Kushnerick John Kushnerick
Title: Vice President

Consented to and Accepted:

Bank of America N.A

As Letter of Credit Issuer

By:	/s/ John Kushnerick John Kushnerick
Title: Vice President

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
     1. Representations and Warranties.
     1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
     1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Sections 10.7(b)(iii), (iv), (v), (vi), (vii) and (viii) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.7(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) if it is a Non-U.S. Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
     2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

     3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.